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                                                                   EXHIBIT 10.19


                           LOAN AND SECURITY AGREEMENT

                                  by and among

                     THE FINANCIAL INSTITUTIONS NAMED HEREIN

                                  as Lenders,

                      THE CIT GROUP/BUSINESS CREDIT, INC.,

                                    as Agent

                                      and

                            M T S, INCORPORATED and

                           THREE A'S HOLDINGS, L.L.C.

                                  as Borrowers

                             Dated: October 9, 2002


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                           LOAN AND SECURITY AGREEMENT

                  This Loan and Security Agreement (this "Agreement"), dated October 9, 2002, is entered into by and among the financial institutions from time to time parties hereto, whether by execution of an Assignment and Acceptance Agreement (as defined below) or this Agreement (each a "Lender" and collectively "Lenders"), The CIT Group/Business Credit, Inc., a New York corporation, as administrative and collateral agent for Lenders (in such capacity, "Agent"), and M T S, Incorporated, a California corporation ("Borrower Agent") and Three A's Holdings, L.L.C., a Delaware limited liability company ("TAH" and together with Borrower Agent, "Borrowers" and each sometimes individually referred to as a "Borrower").

                              W I T N E S S E T H:

                  WHEREAS, Borrowers have requested that Agent and Lenders enter into financing arrangements with Borrower pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

                  WHEREAS, TAH is a wholly-owned Subsidiary of Borrower Agent, and together are inter-related entities which, collectively constitute an integrated distributor and retailer of recorded music and related products; and

                  WHEREAS, the directors of each Borrower view the entities as sufficiently dependent upon each other and so inter-related that any advance made hereunder to any Borrower would benefit all of the Borrowers as a result of their consolidated operations and identity of interests; and

                  WHEREAS, each Borrower has requested that Agent and Lenders treat them as co-borrowers hereunder, jointly and severally responsible for the obligations of each other hereunder; and

                  WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrower on a pro rata basis according to its Loan Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as administrative and collateral agent for Lenders on the terms and conditions set forth herein and in the other Financing Agreements (as defined below);

                  NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

                  For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

         1.1 "Accounts" shall mean all present and future rights of any Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed,


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assigned, or otherwise disposed of, (b) for services rendered or to be rendered,
(c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit, charge or debit card along with all information contained on or for use with such card.

         1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

         1.3 "Affiliate" shall mean, with respect to a specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five percent (5%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five percent (5%) or more of any class of Voting Stock or in which such Person beneficially owns or holds five percent (5%) or more of the equity interests and (c) any director or executive officer of such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided, however, that in no event shall Agent or any Lender be deemed to be an Affiliate of any Borrower.

         1.4 "Anniversary Date" shall mean, initially, April 1, 2005 and, subsequently, April 1 in every year thereafter.

         1.5 "Appraisal Methodology" shall mean such methodology for calculating the Net Orderly Liquidation Value for a particular type of Inventory acceptable to Agent based on the "low selling period" level indicated in the most recent appraisal provided under the terms of this Agreement.

         1.6 "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto delivered to Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 14.6 hereof.

         1.7 "Availability Cure Date" shall mean the first Business Day following any Availability Trigger Date on which Excess Availability has been $20,000,000 or greater for ninety (90) consecutive days following such Availability Trigger Date.


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         1.8 "Availability Cure Period" shall mean any period beginning on an
Availability Trigger Date and ending on an Availability Cure Date.

         1.9 "Availability Reserves" shall mean the sum of: (a) Fifteen Million Dollars ($15,000,000) (representing the minimum amount of Excess Availability required pursuant to Section 9.16(b) hereof), (b) fifty percent (50%) of the aggregate amount of all unredeemed gift certificates and merchandise credits issued by any Borrower, (c) (i) at least three (3) months gross rental payments or similar charges for each Borrower's leased premises or other Collateral locations for which such Borrower has not delivered to Agent a Collateral Access Agreement, plus (ii) three (3) months estimated payments (or such other period as Agent may determine based on applicable state law relating to landlord rights) plus any other fees or charges owing by each Borrower (as determined by Agent in its reasonable credit judgment) to any warehousemen or third party processor from whom Agent has not received a Collateral Access Agreement; provided that, the amounts referred to in this clause (a) are subject to adjustment, in Agent's reasonable credit judgment, for (A) delivery to Agent of any such Collateral Access Agreements, (B) the opening or closing of a Collateral location, (C) any change in the amount of rental, storage or processor payments or similar charges and/or (D) any other matters which Agent may, in its reasonable credit judgment, deem relevant; (d) the amount of any past due rental payments or similar charges owing by any Borrower with respect to any leased premises or other Collateral Locations, (e) the amount of any past due sales taxes owing by any Borrower which are not being contested by the appropriate legal proceedings and for which adequate reserves in accordance with GAAP have not been created by such Borrower, (f) any reserve which Agent may require, in its reasonable credit judgment, from time to time pursuant to this Agreement, including without limitation, for Letter of Credit Accommodations pursuant to Section 2.4(d) hereof; (g) such other reserves as Agent deems necessary in its reasonable credit judgment as a result of (i) negative forecasts and/or trends in any Borrower's business, industry, prospects, profits, operations or financial condition, or (ii) other issues, circumstances or facts that could otherwise negatively affect any Borrower, the Collateral or any Borrower's business, prospects, profits, operations, industries, financial conditions or assets; (h) the amount of the Term Loan; and (i) until a Successful Syndication shall have occurred, at Agent's sole discretion, reserves in an amount up to the aggregate amounts received by any Borrower or Obligor in connection with any transaction described in Sections 9.7(b)(x) or 9.9(q) hereof.

         1.10 "Availability Trigger Date" shall mean any date on which Excess Availability is less than $20,000,000.

         1.11 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

         1.12 "Borrowing Base" shall mean the sum of:

                  (a) the lesser of (i) 85% of the Net Orderly Liquidation Value (based on the applicable Appraisal Methodology) of Eligible Inventory owned by Borrower Agent other than Return to Vendor Inventory or (ii) 70% of the Cost of Eligible Inventory owned by Borrower Agent other than Return to Vendor Inventory; plus

                  (b) the least of (i) 85% of the Net Orderly Liquidation Value (based on the applicable Appraisal Methodology) of Eligible Inventory owned by TAH other than Return to


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Vendor Inventory, (ii) 55% of the Cost of Eligible Inventory owned by TAH other than Return to Vendor Inventory, or (iii) $12,000,000; plus

                  (c) the least of (i) 85% of the Net Orderly Liquidation Value (based on the applicable Appraisal Methodology) of Eligible Inventory consisting of Return to Vendor Inventory, (ii) 20% of the Cost of Eligible Inventory consisting of Return to Vendor Inventory, or (iii) $5,000,000; plus

                  (d) 85% of Eligible Merchant Payment Receivables; less

                  (e) any applicable Availability Reserves.

         1.13 "Borrowing Base Certificate" shall mean a certificate, substantially in the form of Exhibit B hereto, or such other form as Agent may require, executed by the President, Chief Executive Officer, Vice President, Chief Financial Officer, Controller or Treasurer of each Borrower (or of Borrower Agent on their behalf) and delivered to Agent from time to time pursuant to the terms of this Agreement.

         1.14 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of California or the State of New York, and a day on which the Reference Bank, Agent and each Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

         1.15 "Capital Expenditures" shall mean, for given period, the aggregate expenditures of all Borrowers during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected in the balance sheet of any Borrower. Notwithstanding the foregoing, or any other provision hereof, "Capital Expenditures" shall not include (i) the aggregate expenditures of Borrowers for video and DVD Rental Inventory acquisitions, or (ii) the lease, rental or other such payments by Borrowers in respect of operating leases for store locations, regardless of their treatment for GAAP purposes.

         1.16 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person. Notwithstanding the foregoing, or any other provision hereof, "Capital Leases" shall not include any store leases for real property, regardless of their treatment for GAAP purposes.

         1.17 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, partnership interests or limited liability company interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).


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         1.18 "Cash Equivalents" shall mean, at any time, (a) any evidence of
Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America of any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000); (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000); (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit to the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through
(e) above.

         1.19 "CBI" shall mean Columbus & Bay, Inc., a California corporation.

         1.20 "Chief Restructuring Officer" shall have the meaning set forth in
Section 4.1(ff) hereof.

         1.21 "Closing Date" shall mean the date of the first to occur of the making of the initial Loans or the issuance of the initial Letter of Credit Accommodation.

         1.22 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.23 "Collateral" shall have the meaning set forth in Section 5 hereof.

         1.24 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Borrower, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Agent, for itself and the ratable benefit of Lenders, in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have


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against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent's rights and remedies and otherwise deal with such Collateral and, in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and agrees to follow all instructions of Agent with respect thereto.

         1.25 "Consolidated Balance Sheet" shall mean a consolidated or combined, as applicable, balance sheet for Parent, each Borrower and the consolidated Subsidiaries of each of them, all prepared in accordance with GAAP.

         1.26 "Consolidating Balance Sheet" shall mean a Consolidated Balance Sheet plus individual balance sheets for Parent, each Borrower and the consolidated Subsidiaries of each of them, all prepared in accordance with GAAP.

         1.27 "Cost" shall mean, with respect to any Borrower's Inventory, such Borrower's cost (net of freight, duty, transportation, tax or other charges) therefor, determined on a first-in-first-out basis.

         1.28 "Credit Card Issuer" shall mean any third party, non-Affiliate of any Borrower who issues or whose members issue credit cards used by customers of any Borrower to purchase goods, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards, and American Express, Discover, Diners Club, Carte Blanche, and other non-bank credit or debit cards.

         1.29 "Default" shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

         1.30 "Defaulting Lender" shall have the meaning set forth in Section 6.10(d) hereof.

         1.31 "Default Rate of Interest" shall mean a rate of interest per annum on any Obligations hereunder, equal to the sum of (a) two percent (2.0%) plus
(b) the applicable contract rate of interest set forth in Section 3.1(a) or 3.1(c) hereof.

         1.32 "Deposit Account Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, any Borrower and any bank at which any deposit account of such Borrower is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower and such other terms and conditions as Agent may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Agent, for itself and the ratable benefit of Lenders, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein, or that it has subordinated such lien or right to setoff to the Lien in favor of Agent on behalf of the Lenders, and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into the Blocked Accounts.


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         1.33 "Dividends" shall mean with respect to any Person (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (including, without limitation, any payment in connection with any dissolution, merger, consolidation or disposition involving such Person), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (other than dividends or distributions payable in the same class of Capital Stock of such Person), (b) any redemption, retirement, sinking fund, or similar payment, purchase, or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding.

         1.34 "Early Termination Date" shall mean the date, prior to an Anniversary Date, on which the Borrowers terminate this Agreement in accordance with the terms hereof.

         1.35 "EBITDA" shall mean, for a given period, all earnings of all Borrowers and their respective consolidated Subsidiaries before all (a) interest and tax obligations, (b) depreciation and (c) amortization for said period, all determined in accordance with GAAP on a consistent basis with the latest audited financial statements of Borrowers and their respective consolidated Subsidiaries, but excluding the effect of non-cash, non-recurring gains or losses, including restructuring charges as determined in accordance with GAAP, for such period in accordance with GAAP.

         1.36 "Eligible Inventory" shall mean the gross amount of all Inventory and Eligible InTransit Inventory (other than periodicals) that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of Agent, for itself and the ratable benefit of the Lenders, and which conforms to the warranties contained herein and which, at all times continues to be acceptable to Agent in the exercise of its reasonable credit judgment, less, without duplication, any: (a) work-in-process; (b) supplies; (c) Inventory (other than Eligible In-Transit Inventory) not present in the United States of America; (d) Inventory returned or rejected by any Borrower's customers (other than Inventory that is undamaged and resaleable in the normal course of such Borrower's business) and Inventory (other than Return to Vendor Inventory) to be returned to such Borrower's suppliers; (e) Inventory (other than Eligible In-Transit Inventory) in transit to third parties (other than any Borrower's agents or warehouses), or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a Collateral Access Agreement and Agent, for itself and the ratable benefit of the Lenders, shall have a first priority perfected security interest in such Inventory; (f) Rental Inventory or any Inventory previously characterized as Rental Inventory; and (g) less any reserves required by Agent in its reasonable credit judgment, including without limitation for special order goods, discontinued, slow-moving, damaged or obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and taxes. Notwithstanding the foregoing, the criteria for Eligible Inventory set forth above may be revised or adjusted by Agent in its reasonable credit judgment based on an event, condition or other circumstance which, in Agent's reasonable credit judgment, adversely affects or could reasonably be expected to adversely affect the value of the Inventory. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.


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         1.37 "Eligible In-Transit Inventory" shall mean the gross amount of all
Eligible Inventory (a) which is purchased under a documentary Letter of Credit Accommodation issued hereunder, (b) which is in transit to, from or in the possession of third parties from whom Agent has received a Collateral Access Agreement, (c) with respect to which exists proof of a Borrower's ownership thereof acceptable to Agent in conformity with commercial finance industry standards, (d) which is subject to the valid, first priority and fully perfected security interest of Agent and Lenders, (e) which is in transit for a period of thirty (30) days or less, and (f) which conforms to the warranties contained herein and which at all times continues to be acceptable to Agent. Eligible Inventory of a Borrower that is in transit to another Borrower shall not be required to comply with the requirements for Eligible In-Transit Inventory in order to be included in the Borrowing Base.

         1.38 "Eligible Merchant Payment Receivables" shall mean the gross amount of all Merchant Payment Receivables that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of Agent, for itself and the ratable benefit of the Lenders, which conform to the warranties contained herein and which, at all times continue to be acceptable to Agent less, without duplication, the sum of all Merchant Payment Receivables:
(a) for which Agent has not received a Merchant Payment Direction Letter and (b) which are unpaid more than five (5) days after the date submitted to the appropriate Merchant Payment Processor for payment.

         1.39 "Eligible Transferee" shall mean (a) any Lender; (b) any Affiliate of a Lender; and (c) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D under the Securities Exchange
Act) approved by Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected hereunder, Borrower Agent, such approval not to be unreasonably withheld, conditioned or delayed by Borrower Agent, and such approval to be deemed given by Borrower Agent if no objection from Borrower Agent is received by the assigning Lender and Agent within five (5) Business Days after notice of such proposed assignment has been provided by the assigning Lender or Agent to Borrower Agent; provided, that, no Borrower, Obligor or any of their respective Affiliates shall qualify as an Eligible Transferee.

         1.40 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976


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(including the Hazardous and Solid Waste Amendments thereto), the Federal Solid
Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

         1.41 "Equipment" shall mean all of each Borrower's now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located. "Equipment" shall not include Borrowers' videos and DVD's held for rental to customers.

         1.42 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

         1.43 "ERISA Affiliate" shall mean any Person required to be aggregated with any Borrower or any Borrower's Subsidiary under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

         1.44 "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or
Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a "prohibited transaction" with respect to which any Borrower or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which such Borrower or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $500,000 in any one case or $1,000,000 in the aggregate.


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         1.45 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower Agent and approved by Lender) on or about 11:00 a.m. (Los Angeles time) three (3) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by Borrowers (or Borrower Agent on their behalf) and available to Borrowers in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrowers (or Borrower Agent on their behalf).

         1.46 "Eurodollar Rate Loans" shall mean any Revolving Loans, Term Loan or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

         1.47 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

         1.48 "Excess" shall have the meaning set forth in Section 3.1(e) hereof.

         1.49 "Excess Availability" shall mean the amount, as determined by Agent, calculated at any time, equal to: (a) the sum of (i) the Borrowing Base (as calculated without giving effect to the reserve provided for as item (a) of the definition of Availability Reserves) plus (ii) the amount of Real Estate Loans then available to be borrowed under the terms of this Agreement, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus
(ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of each Borrower which are more than sixty (60) days past due as of such time, plus (iii) the amount of checks issued by each Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of such time, but not yet sent (but without duplication of clause
(b)(ii)) and, plus (iv) any book overdraft of any Borrower.

         1.50 "Exchange Act" shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

         1.51 "Family Parties" shall mean all of the following: (a) Russell Solomon (the "Designated Family Member"), (b) any current or former spouse of the Designated Family Member, (c) any lineal descendant (including by adoption) of the Designated Family Member, (d) any brother or sister of the Designated Family Member (each person described in clauses (a), (b), (c) or (d), a "Solomon Family Member"), (e) any of the following acting in his or her capacity as such:
(i) executor, administrator or personal representative of the estate of a Solomon Family Member, (ii) conservator or trustee appointed by a court of competent jurisdiction for any Solomon Family Member who is alleged or adjudged to be disabled or incompetent, (f) any trust (including a voting trust) established principally for the benefit of a Solomon Family Member, (g) any limited partnership, limited liability partnership or limited liability company in which a Solomon Family Member holds all of the partnership or membership interests, as applicable, (h) any corporation with respect to which a Solomon Family Member holds sufficient shares to elect all of the directors, and (i) directors of Borrower Agent.

         1.52 "Fee Letter" shall mean the letter agreement, dated on or about the date hereof, by and among Borrowers and Agent, setting forth certain fees payable by Borrowers to Agent for its own benefit, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.53 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guaranties, security agreements, mortgages, deeds of trust and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or any Obligor in connection with this Agreement.

         1.54 "Fixed Charge Coverage Amount" shall mean, for any specified fiscal period with respect to Borrowers and their consolidated Subsidiaries, the difference between (a) EBITDA and (b) the sum of (i) Capital Expenditures, (ii) income taxes paid and (iii) Fixed Charges.

         1.55 "Fixed Charges" shall mean, with respect to any Person for any specified fiscal period, (a) an aggregate amount equal to (i) all Interest Expense, and (ii) all Dividends paid or accrued during such period plus (b) scheduled payments of principal with respect to Indebtedness (other than with respect to Indebtedness to the Lenders hereunder or payments permitted hereunder with respect to the JPMC Indebtedness) during such period.

         1.56 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.16 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

         1.57 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         1.58 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

         1.59 "Hedging Transaction" shall mean any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by a Borrower, provided that such transaction (a) is entered into for risk management purposes (i.e. not for speculative purposes) in the ordinary course of business, (b) is not for a term longer than sixty (60) days, (c) relates to readily exchangeable currency and (d) is not for a contract amount such that the aggregate amount of all such contracts in effect at any one time exceeds $5,000,000.

         1.60 "Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; provided that, if the Person's liability for such third party indebtedness is limited to the pledge of such Person's assets, the amount of such Person's indebtedness for purposes of this clause (g) with respect to such third party indebtedness shall be deemed to be the lesser of (A) the amount of the third party indebtedness secured or (B) the value of such Person's assets pledged to secure such third party indebtedness; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements, Hedging Transactions, and other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency or commodity values; and (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guaranty royalty payments.

         1.61 "Indenture" shall mean that certain Indenture, dated April 23, 1998, between Borrower Agent, as issuer, and State Street Bank and Trust Company of California, N.A. (or its successor in interest), as trustee.

         1.62 "Intellectual Property" shall mean all of each Borrower's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

         1.63 "Interest Expense" shall mean, with respect to any Person, the total interest obligations (paid or accrued) of such Person, determined in accordance with GAAP on a consistent basis with the last audited financial statements of such Person.

         1.64 "Interest Period" shall mean:

                  (a) with respect to any initial request by Borrowers (or Borrower Agent on their behalf) for a Eurodollar Rate Loan, a one month, two month, three month or six month period commencing on the borrowing or conversion date with respect to a Eurodollar Rate Loan and ending one, two, three or six months thereafter, as applicable; and

                  (b) with respect to any continuation of, or conversion to, a Eurodollar Rate Loan, at the option of Borrowers (or Borrower Agent on their behalf), any one month, two month or three month period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as applicable;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

                           (i) if any Interest Period would otherwise end on a
day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                           (ii) any Interest Period that begins on the last
Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                           (iii) for purposes of determining the availability of
Interest Periods, such Interest Periods shall be deemed available if (A) the Reference Bank quotes an applicable rate or Agent approves a rate quoted by some other Eurodollar Rate market selected by Borrowers (or Borrower Agent on their behalf), as provided in the definition of Eurodollar Rate, (B) the Eurodollar Rate determined by the Reference Bank or approved by Agent will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at the Eurodollar

Rate, for such Interest Period, and (C) such Interest Period will end on or before the earlier of Anniversary Date or the last day of the then current term of this Agreement. If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Borrowers shall continue to pay interest on the Obligations at the Prime Rate based interest rate set forth in
Section 3.1(a)(i) hereof.

         1.65 "Inventory" shall mean all of each Borrower's now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

         1.66 "Investment Property Control Agreement " shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, a Borrower and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Agent, in each case, without the further consent of such Borrower and including such other terms and conditions as Agent may require.

         1.67 "Issuing Bank" shall mean the bank issuing any Letter of Credit Accommodation.

         1.68 "ITR" shall mean Ireland TR, Incorporated, a California corporation.

         1.69 "Japanese Subsidiary" means Tower Records Kabushiki Kaisha.

         1.70 "JH" shall mean Jeremy's Holdings, LLC, a Delaware limited liability company.

         1.71 "JPMC" shall mean JPMorgan Chase Bank.

         1.72 "JPMC Agreements" shall mean the JPMC Loan Agreement and all documents, instruments and agreements related thereto.

         1.73 "JPMC Indebtedness" shall mean the Indebtedness, or any portion thereof, owed by Borrowers to JPMC under or in respect of the JPMC Agreements.

         1.74 "JPMC Intercreditor Agreement" means that certain Intercreditor Agreement, of even date herewith, entered into by and between Agent and JPMC, in form and substance satisfactory to Agent.

         1.75 "JPMC Lenders" means the financial institutions from time to time party to the JPMC Loan Agreement.

         1.76 "JPMC Loan Agreement" shall mean the Amended and Restated Term Loan Agreement, dated as of the date hereof, among Borrower Agent, JPMC and the Lenders named therein.

         1.77 "Letter of Credit Accommodations" shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of any Borrower or any Obligor or (b) with respect to which Agent on behalf of Lenders has agreed to indemnify the Issuing Bank or guaranteed to the Issuing Bank the performance by any Borrower of its obligations to such Issuing Bank; sometimes being referred to herein individually as a "Letter of Credit Accommodation."

         1.78 "License Agreements" shall have the meaning set forth in Section
8.10 hereof.

         1.79 "Life Insurance Policies" shall mean, collectively: (a) the insurance policy issued by Massachusetts Mutual Life Insurance Company (formerly Connecticut Mutual Life Insurance Co.) as policy number 1980991, on the life of Russell M. Solomon, in an amount no less than $20,000; (b) the insurance policy issued by Massachusetts Mutual Life Insurance Company (formerly Connecticut Mutual Life Insurance Co.) as policy number 2117729, on the life of Russell M. Solomon, in an amount no less than $30,000; (c) the insurance policy issued by MTL Insurance Company (Mutual Trust) as policy number 948576A, on the life of Michael T. Solomon, in an amount no less than $1,000,000; (d) the insurance policy issued by MTL Insurance Company (Mutual Trust) as policy number 955164A, on the life of Russell M. Solomon, in an amount no less than $1,000,000; (e) the insurance policy issued by MTL Insurance Company (Mutual Trust) as policy number 956650A, on the life of Russell M. Solomon, in an amount no less than $500,000; and (f) the insurance policy issued by MTL Insurance Company (Mutual Trust) as policy number 975237A, on the life of Russell M. Solomon, in an amount no less than $1,000,000.

         1.80 "Loan Commitment " shall mean, at any time, as to each Lender, the principal amount set forth below such Lender's signature on the signature pages hereto designated as the Loan Commitment or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Loan Commitments."

         1.81 "Loans" shall mean, collectively, the Real Estate Loans, the Term Loan and the Revolving Loans.

         1.82 "Material Adverse Effect" shall mean any facts, events or circumstances which in Agent's reasonable determination materially and adversely affect (a) the financial condition, operations, assets, business, properties or prospects, debt service capacity, tax position or environmental liability of any Borrower, (b) the ability of any Borrower to perform its respective obligations under the Financing Agreements, (c) the licenses, authorizations or approvals applicable to any Borrower, (d) the ability of any party under a Material Contract to perform its respective obligations thereunder, (e) the validity or enforceability of the rights, remedies, options or benefits available to Agent or the Lenders under the Financing Agreements, (f) the assets, properties or environmental liability of any of CBI, JH, RTR, Sunset or Pipernick or (g) the legal ability of any Obligor to perform its obligations under the Financing Agreements to which it may be a party.

         1.83 "Material Contract" shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower involving monetary liability of or to any Person in an amount in excess of One Million Dollars ($1,000,000) in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

         1.84 "Maximum Credit" shall mean the amount of Seventy-Five Million Dollars ($75,000,000).

         1.85 "Maximum Interest Rate" shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the Obligations.

         1.86 "Merchant Payment Agreements" shall mean all agreements now or hereafter entered into by any Borrower with any Credit Card Issuer or Merchant Payment Processor as the same may now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.87 "Merchant Payment Direction Letter" shall mean an agreement, in form and substance satisfactory to Agent, duly executed by a Merchant Payment Processor in favor of Agent, whereby, among other things, such Merchant Payment Processor is irrevocably directed and agrees to remit all proceeds of or other amounts payable with respect to Merchant Payment Receivables to the Blocked Account or as Agent may otherwise direct.

         1.88 "Merchant Payment Processor" shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the authorization, billing, transfer, payment and/or other procedure from a Credit Card Issuer, bank, consumer payment facilitator or other Person with respect to any sales transactions of a Borrower involving credit, charge or debit card purchases, check purchases or cashing, or other method of consumer payment.

         1.89 "Merchant Payment Receivables" shall mean all domestic Accounts consisting of the present and future rights of any Borrower to payment by any Merchant Payment Processor or Credit Card Issuer and all information contained on or for use with a credit, charge or debit card issued by a Credit Card Issuer.

         1.90 "Minority Lenders" shall have the meaning set forth in Section 11.3(c) hereof.

         1.91 "Mortgages" has the meaning given in Section 4.1(p) hereof.

         1.92 "Multiemployer Plan" shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ERISA Affiliate.

         1.93 "Net Orderly Liquidation Value" shall mean the orderly liquidation value, as determined pursuant to Section 7.3(d) hereof, after deduction of associated costs, fees and liquidation expenses.

         1.94 "Net Proceeds" shall mean the cash proceeds received by Borrower Agent or any of its Subsidiaries in respect of any sale described in Section 9.7(b)(x) or any financing described in Section 9.9(q) hereof, including any cash received in respect of any non-cash proceeds, but only as and when received, net of the sum of all fees and out-of-pocket expenses paid by Borrower Agent or any of its Subsidiaries to Persons other than Affiliates in connection therewith.

         1.95 "New Lending Office" shall have the meaning set forth in Section 6.5(e) hereof.

         1.96 "Non-U.S. Lender" shall have the meaning set forth in Section 6.5(e) hereof.

         1.97 "Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower to Agent or any Lender and/or any of their respective affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Agent or any Lender.

         1.98 "Obligor" shall mean Parent, Sunset, CBI, JH, RTR, TD, TTSR, TRS, ITR, Pipernick, TRA, TRII, TRM, TRG or any other guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than a Borrower.

         1.99 "Other Taxes" shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

         1.100 "Overadvances" shall mean, at any time of determination, the amount by which (a) the sum of all then outstanding Revolving Loans, all then issued and outstanding Letter of Credit Accommodations, all then outstanding Real Estate Loans, the then outstanding Term Loan and other advances made hereunder exceed (b) the lesser of (i) the sum of the (A) the Borrowing Base (without inclusion of the amount of the Term Loan in the calculation of Availability Reserves for such purposes) plus (B) the maximum amount initially available to be borrowed under the terms of Section 2.3 hereof minus the amount of all principal repayments with respect to the Real Estate Loans or (ii) the Maximum Credit.

         1.101 "Parent" shall mean Tower Records, Incorporated, a Delaware corporation.

         1.102 "Participant" shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section
14.6 of this Agreement governing participations.

         1.103 "Payment Account" shall mean account number 144054227 of Agent at the Reference Bank or such other account of Agent as Agent may from time to time designate to Borrowers as the Payment Account for purposes of this Agreement.

         1.104 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

         1.105 "Pipernick" shall mean Pipernick Corp., a Delaware corporation.

         1.106 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

         1.107 "Prime Rate" shall mean the rate from time to time publicly announced by the Reference Bank as its prime rate, whether or not such announced rate is the best rate available at such bank.

         1.108 "Prime Rate Loans" shall mean any Revolving Loans Term Loan or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

         1.109 "Pro Rata Share" shall mean the fraction (expressed as a percentage) the numerator of which is such Lender's Loan Commitment and the denominator of which is the aggregate amount of all of the Loan Commitments of Lenders, as adjusted from time to time in accordance with the provisions of
Section 14.6 hereof; provided, that, if the Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

         1.110 "PTCE 95-60" shall have the meaning set forth in Section 14.6(a) hereof.

         1.111 "Real Estate Loan Availability Date" shall have the meaning set forth in Section 2.3(a) hereof.

         1.112 "Real Estate Loans" shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the ratable account of any Lender, to or for the benefit of any Borrower as provided in Section 2.3 hereof.

         1.113 "Real Estate Notes" shall mean the notes, each substantially in the form of Exhibit E hereto, delivered by the Borrowers to each Lender, to evidence the Real Estate Loans made pursuant to the terms hereof and repayable in accordance with the provisions hereof.

         1.114 "Real Estate Subline" shall mean the lesser of (a) Seven Million Five Hundred Thousand Dollars ($7,500,000) or (b) twenty-five percent (25%) of the fair market value (as determined by an appraiser selected by Borrowers and acceptable to Agent but subject to adjustment by Agent, in its reasonable credit judgment, for any conditions or events subsequently occurring or made known to Agent with respect thereto) of the Real Property Collateral; provided, however, such amount shall be reduced as provided for in Section 2.3(b) hereof.

         1.115 "Real Property" shall mean all now owned and hereafter acquired real property of any Borrower or Obligor, and all leasehold interests under which any Borrower or Obligor is a tenant or subtenant, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, and including the real property and related assets more particularly described in the Mortgages, leasehold mortgages or any other mortgage, deed of trust or other such instrument delivered by any Borrower or Obligor to Agent in connection with this Agreement.

         1.116 "Real Property Collateral" means all Real Property subject to a Mortgage in favor of Agent other than the real property located at 885 Riverside Parkway in the City of West Sacramento, County of Yolo, State of California.

         1.117 "Receivables" shall mean all of the following now owned or hereafter arising or acquired property of each Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; and
(c) all payment intangibles of such Borrower and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to such Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by such Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of such Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of such Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to such Borrower in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to such Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which such Borrower is a beneficiary).

         1.118 "Records" shall mean all of each Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

         1.119 "Reference Bank" shall mean JP Morgan Chase & Co., its successor or such other bank as Lender may from time to time designate.

         1.120 "Register" shall have the meaning set forth in Section 14.6(b) hereof.

         1.121 "Rental Inventory" shall mean Inventory of any Borrower held for rental or at any time rented to retail customers.

         1.122 "Report" and "Reports" shall have the meaning set forth in
Section 12.10(a) hereof.

         1.123 "Required Lenders" shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Loan Commitments of all Lenders, or if the Loan Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations are owing.

         1.124 "Return to Vendor Inventory" shall mean Inventory (a) which is designated as Inventory to be returned to a supplier under a return authorization request, (b) which is subject to an agreement between a Borrower and its supplier whereby such supplier agrees to accept returns of such Inventory and refund to such Borrower the purchase price therefor and (c) for which such Borrower has not received notice from such supplier that returns of such Inventory are no longer being accepted.

         1.125 "Revolving Loan Limit" shall mean, as of any date of determination, (a) the Maximum Credit, minus (b) the then outstanding aggregate amount of all Real Estate Loans, minus (c) the then outstanding amount of the Term Loan.

         1.126 "Revolving Loans" shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the ratable account of any Lender, to or for the benefit of any Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

         1.127 "Revolving Notes" shall mean the notes, each substantially in the form of Exhibit C hereto, delivered by the Borrowers to each Lender, to evidence the Revolving Loans made pursuant to the terms hereof and repayable in accordance with the provisions hereof.

         1.128 "RTR" shall mean R.T. Records, Incorporated, a California corporation.

         1.129 "Senior Subordinated Notes" shall mean those certain notes issued by Borrower Agent, in the aggregate original principal amount of $110,000,000 and bearing interest at a rate of 9 3/8% per annum, with an original maturity date of May 1, 2005.

         1.130 "Settlement Period" shall have the meaning set forth in Section 6.10(b) hereof.

         1.131 "SKU" means stock keeping unit evidencing a particular type and title of Inventory.

         1.132 "Solvent" shall mean, at any time with respect to any Person, that at such time such Person is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof.

         1.133 "Special Agent Advances" shall have the meaning set forth in
Section 12.11(a) hereof.

         1.134 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

         1.135 "Subordinated Public Debt" shall mean the Indebtedness, or any portion thereof, of Borrower Agent arising under or otherwise related to the Senior Subordinated Notes.

         1.136 "Surrendered Insurance Policies" shall mean, collectively, (a) the insurance policy issued by Metropolitan Life Insurance Company as policy number 950 850 229A, on the lives of Russell M. Solomon and Doris E. Solomon,
(b) the insurance policy issued by New York Life Insurance Company as policy number 45 555 862, on the lives of Russell M. Solomon and Doris E. Solomon, (c) the insurance policy issued by ManuLife Financial as policy number 5,354,553-9, on the lives of Russell M. Solomon and Doris E. Solomon, (d) the insurance policy issued by John Hancock Mutual Life Insurance Company as policy number 80 120 660, on the lives of Russell M. Solomon and Doris E. Solomon, and (e) the insurance policy issued by Aenta as policy number G 1 586 645, on the lives of Russell M. Solomon and Doris E. Solomon.

         1.137 "Successful Syndication" means such time as The CIT Group/Business Credit, Inc.'s Loan Commitment is $35,000,000 or less.

         1.138 "Sunset" shall mean 8775 Sunset, Inc., a California corporation.

         1.139 "Taxes" shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, such taxes (including income taxes, franchise taxes or capital taxes) as are imposed on or measured by such Lender's net income or capital by any jurisdiction (or any political subdivision thereof).

         1.140 "TD" shall mean Tower Direct LLC, a Delaware limited liability company.

         1.141 "Term Loan" shall have the meaning set forth in Section 2.2.

         1.142 "Term Note" shall mean the note substantially in the form of Exhibit D hereto, delivered by the Borrowers to Agent, for the benefit of the Lenders, to evidence the Term Loan made pursuant to the terms hereof and repayable in accordance with the provisions hereof.

         1.143 "Transferee" shall mean any transferee or assignee of a Lender, including any Participant.

         1.144 "TRA" shall mean TR Argentina, Incorporated, a California corporation.

         1.145 "TRG" shall mean Tower Graphics, Incorporated, a California corporation.

         1.146 "TRII" shall mean TR Israel, Incorporated, a California corporation.

         1.147 "TRM" shall mean TR Mexico, Incorporated, a California corporation.

         1.148 "TRS" shall mean T.R. Services, Incorporated, a California corporation.

         1.149 "TTSR" shall mean 33rd Street Records, Incorporated, a Delaware corporation.

         1.150 "Trust Note" shall mean the Secured Promissory Note, dated as of the date hereof, issued by MTS to the order of The Russell M. Solomon and Doris
E. Solomon 1994 Children's Trust.

         1.151 "UCC" shall mean the Uniform Commercial Code as in effect in the State of California, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of California on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine.

         1.152 "Voting Stock" shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

SECTION 2. CREDIT FACILITIES

         2.1      Revolving Loans.

                  (a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to Borrowers (or Borrower Agent for their benefit) from time to time in amounts requested by Borrowers (or Borrower Agent on their behalf) up to the amount equal to the lesser of: (i) the Borrowing Base or (ii) the Revolving Loan Limit. The Revolving Loans made hereunder shall be evidenced by the Revolving Note.

                  (b) In the event that any funded advance constitutes an Overadvance, unless made pursuant to the prior written consent of Agent and in accordance with the terms of Section 12.8 hereof, such Overadvance shall be immediately due and payable to the Agent, on behalf of the Lenders.

         2.2      Term Loan.

                  (a) Subject to and upon the terms and conditions contained herein, on the Closing Date each Lender severally (and not jointly) agrees to fund to Agent its Pro Rata Share of $18,000,000 which funds shall be used to:
(i) pursuant to that certain Purchase and Sale Agreement, of even date herewith, among Agent, the Lenders, JPMC and the JPMC Lenders, purchase, on terms and conditions satisfactory to Agent, from JPMC the indebtedness evidenced by that certain $15,000,000 Note, dated as of October 9, 2002, made by Borrower Agent in favor of JPMC, which indebtedness (the "Original Term Loan") when so purchased shall constitute Obligations hereunder, and (ii) make a term loan to Borrowers (or Borrower Agent for their benefit) in the principal amount of $3,000,000 (the "Gap Loan" and, together with the Original Term Loan, the "Term Loan").

                  (b) The Term Loan shall be evidenced by the Term Note. The Term Loan and all interest accrued with respect thereto, to the extent not paid, shall be due and payable in full on the effective date of any termination of this Agreement, whether terminated by Agent and the Lenders or by Borrowers. The Term Loan may not be prepaid, in whole or in part; provided, however, upon the sale (in accordance with any applicable terms of this Agreement or any Financing Agreement) of the Real Property commonly known as 692 Broadway, New York, NY (the "Broadway Property"), the proceeds of such sale shall be used, subject to the provisions of Section 9.7(b)(x) hereof, to repay the Term Loan until paid in full, and if such proceeds are not sufficient to repay the Term Loan in full, the remaining principal balance of the Term Loan shall immediately be converted into Revolving Loans.

         2.3      Real Estate Loans.

                  (a) During the period of time beginning on the date that a Successful Syndication occurs (the "Real Estate Loan Availability Date"), and ending on the first anniversary of the Real Estate Loan Availability Date, subject to and upon the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Real Estate Loans to Borrowers (or Borrower Agent for their benefit) from time to time in amounts requested by Borrowers (or Borrower Agent on their behalf) up to, in the aggregate for all such loans at any time requested, the Real Estate Subline. The Real Estate Loans made hereunder shall be evidenced by the Real Estate Notes.

                  (b) Borrowers may prepay at any time, at their option and without payment of any premium or penalty, in whole or in part, the Real Estate Loans, provided that: (i) on each such prepayment, Borrowers shall pay all accrued interest on the principal so prepaid to the date of such prepayment and
(ii) to the extent prepaid, Real Estate Loans may not be re-borrowed under this
Section 2.3 and the Real Estate Subline shall be permanently reduced by the amount of any such prepayment(s).

                  (c) The Real Estate Loans and all interest accrued with respect thereto, to the extent not prepaid, shall be due and payable in full on the earlier to occur of (i) the date that is eighteen months after the Real Estate Loan Availability Date (on which date the Real Estate Subline shall be permanently reduced to zero) or (ii) the effective date of any termination of this Agreement, whether terminated by Agent and the Lenders or by Borrowers.

         2.4      Letter of Credit Accommodations.

                  (a) Subject to and upon the terms and conditions contained herein, at the request of Borrowers (or Borrower Agent on their behalf), Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of Borrowers containing terms and conditions acceptable to Agent and the Issuing Bank thereof. Any payments made by Agent or any Lender to any Issuing Bank thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrowers pursuant to this Section 2.

                  (b) In consideration of the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the benefit of the Lenders, letter of credit fees: (a) with respect to documentary Letter of Credit Accommodations, payable upon the issuance thereof, in an amount equal to (i) three percent (3.00%) of the face amount of such Letter of Credit Accommodation if at any time during the preceding fiscal quarter Excess Availability was $25,000,000 or lower, (ii) two and three-quarters percent (2.75%) of the face amount of such Letter of Credit Accommodation if at all times during the preceding fiscal quarter Excess Availability was between $25,000,000 and $35,000,000, or (iii) two and one-half percent (2.50%) of the face amount of such Letter of Credit Accommodation if at all times during the preceding fiscal quarter Excess Availability was $35,000,000 or greater; and (b) with respect to standby Letter of Credit Accommodations, payable monthly in arrears, in an amount equal to (i) three and one-half percent (3.50%) per annum on the face amount of such Letter of Credit Accommodations less any and all amounts previously drawn under such Letter of Credit Accommodations if at any time during the preceding fiscal quarter Excess Availability was $25,000,000 or lower, (ii) three and one-quarter percent (3.25%) per annum on the face amount of such Letter of Credit Accommodations less any and all amounts previously drawn under such Letter of Credit Accommodations if at all times during the preceding fiscal quarter Excess Availability was between $25,000,000 and $35,000,000, or (iii) three percent (3.00%) per annum on the face amount of such Letter of Credit Accommodations less any and all amounts previously drawn under such Letter of Credit Accommodations if at all times during the preceding fiscal quarter Excess Availability was $35,000,000 or greater. Notwithstanding the foregoing, during the period beginning on the Closing Date and ending on the last day of the month in which Borrowers deliver to Agent the financial statements and other information required pursuant to Section 9.6(b)(ii) hereof for their fiscal year ending July 31, 2003, Borrowers shall pay to Agent, for the benefit of the Lenders, letter of credit fees: (x) with respect to documentary Letter of Credit Accommodations, payable upon the issuance thereof, in an amount equal to two and three-quarters percent (2.75%) of the face amount of such Letter of Credit Accommodation and (y) with respect to standby Letter of Credit Accommodations, payable monthly, in an amount equal to three and one-quarter percent (3.25%) per annum on the face amount of such Letter of Credit Accommodations less any and all amounts previously drawn under such Letter of Credit Accommodations. Any and all charges, fees, commissions, costs and expenses charged to the Agent or Lenders by any Issuing Bank in connection with, or arising out of, Letter of Credit Accommodations or out of transactions relating thereto will be charged to Borrowers' loan account(s) in full when charged to, or paid by, the Agent or any Lender, or as may be due upon any termination of this Agreement, and when made by any such Issuing Bank shall be conclusive on the Agent and Lenders.

                  (c) Borrowers (or Borrower Agent on their behalf) shall request the issuance of a Letter of Credit Accommodation, which request shall be irrevocable, by written notice to Agent specifying the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. Borrowers (or, if applicable, Borrower Agent) shall attach to such request the proposed form of the Letter of Credit Accommodation.

                  (d) Within the Revolving Loan Limit and the Borrowing Base, the Agent, on behalf of the Lenders, shall assist the Borrowers in obtaining Letter of Credit Accommodations in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000). It is understood that the term, form and purpose of each Letter of Credit Accommodation and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the Issuing Bank and the Borrower Agent. Any and all outstanding Letter of Credit Accommodations shall be reserved dollar for dollar from the Borrowing Base as an Availability Reserve.

                  (e) The Agent shall have the right, without notice to any Borrower, to charge the Borrowers' loan account(s) with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent and/or the Lenders with respect to the Letter of Credit Accommodations at the earlier of (i) payment by the Agent or Lenders under the Letter of Credit Accommodations; or (ii) the occurrence of an Event of Default which has not been waived in accordance with the terms of this Agreement. Any amount charged to the Borrowers' loan account(s) shall be deemed a Revolving Loan hereunder and shall incur interest at the Prime Rate based interest rate for Revolving Loans set forth in Section 3.1 hereof.

                  (f) Neither Agent nor any Lender shall be responsible for: (i) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (ii) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (iii) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iv) the time, place, manner or order in which shipment is made; (v) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in any Letter of Credit Accommodation or related documents; (vi) any deviation from instructions; (vii) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (viii) any breach of contract between the shipper or vendors and any Borrower.

                  (g) Each Borrower agrees that any action taken by the Agent and/or the Lenders, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letter of Credit Accommodations, the drafts or acceptances, or the Collateral, shall be binding on such Borrower and shall not result in any liability whatsoever of Agent or any Lender to such Borrower. In furtherance thereof, the Agent shall have the full right and authority to: (i) clear and resolve any questions of non-compliance of documents; (ii) give any instructions as to acceptance or rejection of any documents or goods; (iii) execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; (iv) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, drafts or acceptances; all in the Agent's sole name. The Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any notice to or any consent from any Borrower. Notwithstanding any prior course of conduct or dealing with respect to the foregoing including amendments and non-compliance with documents and/or any Borrower's instructions with respect thereto, the Agent may exercise its rights hereunder in its sole and reasonable judgment. In addition, without the Agent's express consent and endorsement in writing, each Borrower agrees: (I) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, drafts or acceptances; and
(II) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived in accordance with the terms of this Agreement, not to (A) clear and resolve any questions of non-compliance of documents, or (B) give any instructions as to acceptances or rejection of any documents or goods.

                  (h) Each Borrower agrees that: (i) any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; (ii) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with; and (iii) any certificates in that regard that the Agent may at any time request will be promptly furnished. In connection herewith, each Borrower warrants and represents that all shipments made under any such Letter of Credit Accommodations are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. Borrowers assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely Borrowers' risk, liability and responsibility.

                  (i) Upon any payments made to the Issuing Bank under any Letter of Credit Accommodation, the Agent, for the ratable benefit of the Lenders, shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by any Borrower to the Issuing Bank in any application for such Letter of Credit Accommodation, any standing agreement relating to Letter of Credit Accommodations or otherwise, all of which shall be deemed to have been granted to the Agent, for the ratable benefit of the Lenders, and apply in all respects to the Agent and Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

                  (j) Each Borrower shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any Issuing Bank or correspondent with respect to any Letter of Credit Accommodation. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Agent and each Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Borrower, by any Issuing Bank or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Agent or such Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.4(j) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

                  (k) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrowers shall, at Agent's request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent, for itself and the ratable benefit of Lenders, holds a security interest to deliver them to Agent and/or subject to Agent's order, and if they shall come into any Borrower's possession, to deliver them, upon Agent's request, to Agent in their original form. Borrowers shall also, at Agent's request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

                  (l) Any rights, remedies, duties or obligations granted or undertaken by any Borrower to any Issuing Bank or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any Issuing Bank or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Lender to any Issuing Bank or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any Issuing Bank or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers to Lender and to apply in all respects to Borrowers.

         2.5 Commitments. The aggregate amount of each Lender's Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender's Commitment, as the same may from time to time be amended with the written acknowledgment of Agent.

SECTION 3. INTEREST AND FEES

      3.1   Interest.

            (a) Interest on the Loans shall be due and payable monthly on and as of the end of each month as follows:

                  (i) The average of the net balances owing by the Borrowers to the Lenders in their loan account(s) at the close of each day during each such month and the outstanding balance of the Term Loan shall bear interest at a per annum rate equal to the Prime Rate plus: (A) three-quarters of one and one-half percent (1.50%) if at any time during the fiscal quarter preceding such month Excess Availability was $25,000,000 or less, (B) one and one-quarter percent (1.25%) if at all times during the fiscal quarter preceding such month Excess Availability was between $25,000,000 and $35,000,000; and (C) one percent (1.00%) if at all times during the fiscal quarter preceding such month Excess Availability was $35,000,000 or greater. Notwithstanding the foregoing, during the period beginning on the Closing Date and ending on the last day of the month in which Borrowers deliver to Agent the financial statements and other information required pursuant to Section 9.6(b)(ii) hereof for their fiscal year ending July 31, 2003, the average of the net balances owing by the Borrowers to the Lenders in their loan account(s) at the close of each day during each such month shall bear interest at a per annum rate equal to the Prime Rate plus one and one-quarter percent (1.25%) per annum.

                  (ii) The outstanding balance of the Real Estate Loans shall bear interest at a per annum rate equal to the greater of (A) eleven percent (11%) or (B) the Prime Rate plus five percent (5%).

The interest rates set forth above shall increase or decrease as and when the Prime Rate increases or decreases. The interest rates hereunder shall be calculated based on a 360-day year. The Agent shall be entitled to charge the Borrowers' loan account(s), at the rate provided for herein, for all Obligations when due until such Obligations have been paid in full.

            (b) During the continuance of an Event of Default and the giving of any notice by Agent required under the terms of this Agreement, all Obligations shall bear interest at the Default Rate of Interest.

            (c) Borrowers (or Borrower Agent on their behalf) may request Eurodollar Rate Loans on the following terms and conditions.

                  (i) Borrowers (or Borrower Agent on their behalf) may elect, subsequent to the Closing Date and from time to time thereafter: (A) to request any Revolving Loan made hereunder to be a Eurodollar Rate Loan as of the date of such loan or (B) to convert Prime Rate Loans (including the Term Loan) to Eurodollar Rate Loans, and may elect from time to time to convert Eurodollar Rate Loans to Prime Rate Loans by giving the Agent at least three (3) Business Days' prior irrevocable notice of such election; provided that, (1) any such conversion of Eurodollar Rate Loans to Prime Rate Loans shall only be made on the last day of an Interest Period with respect thereto; (2) should Borrowers (or Borrower Agent on their behalf) elect to convert Prime Rate Loans to Eurodollar Rate Loans, Borrowers (or Borrower Agent on their behalf) shall give the Agent at least three (3) Business Days' prior irrevocable notice of such election; (3) if the last day of an Interest Period with respect to a loan that is to be converted is not a Business Day, then such conversion shall be made on the next succeeding Business Day, and during the period from such last day of an Interest Period to such succeeding Business Day, such loan shall bear interest as if it were a Prime Rate Loan (4) all or any part of any then outstanding Prime Rate Loans may be converted to Eurodollar Rate Loans as provided herein, provided that partial conversions shall be in multiples in an aggregate principal amount of $1,000,000 or more; (5) no more than eight (8) Eurodollar Rate Loans may be outstanding at any one time; and (6) at the time of such request or conversion, no Default or Event of Default shall have occurred and be continuing.

                  (ii) Any Eurodollar Rate Loan may be continued as such upon the expiration of an Interest Period, provided Borrowers (or Borrower Agent on their behalf) so notifies the Agent, at least three (3) Business Days' prior to the expiration of said Interest Period, and provided further, that no Eurodollar Rate Loan may be continued as such upon the occurrence of any Default or Event of Default, but shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period during which such Default or Event of Default occurred. Absent such notification, Eurodollar Rate Loans shall convert to Prime Rate Loans on the last day of the applicable Interest Period. Each notice of election, conversion or continuation furnished by Borrowers (or Borrower Agent on their behalf) pursuant hereto shall specify whether such election, conversion or continuation is for a one, two, three or six month period. Notwithstanding anything to the contrary contained herein, neither the Agent nor any Lender (nor any Participant, if applicable) shall be required to purchase United States Dollar deposits in the London interbank market or from any other applicable Eurodollar Rate market or source or otherwise "match fund" to fund Eurodollar Rate Loans, but any and all provisions hereof relating to Eurodollar Rate Loans shall be deemed to apply as if the Agent and/or Lenders (and any Participant, if applicable) had purchased such deposits to fund any Eurodollar Rate Loans.

                  (iii) The Eurodollar Rate Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a per annum rate equal to the Adjusted Eurodollar Rate determined for each Interest Period in accordance with the terms hereof plus: (A) three and one-half percent (3.50%) if at any time during the fiscal quarter preceding such month Excess Availability was $25,000,000 or less; (B) three and one-quarter percent (3.25%) if at all times during the fiscal quarter preceding such month Excess Availability was between $25,000,000 and $35,000,000; and (C) three percent (3.00%) if at all times during the fiscal quarter preceding such month Excess Availability was $35,000,000 or greater. Notwithstanding the foregoing, any Eurodollar Rate Loan requested or converted during the period beginning on the Closing Date and ending on the last day of the month in which Borrowers deliver to Agent the financial statements and other information required pursuant to Section 9.6(b)(ii) hereof for their fiscal year ending July 31, 2003, shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Adjusted Eurodollar Rate determined for each such Interest Period in accordance with the terms hereof plus three and one-quarter percent (3.25%). Interest in respect of the Eurodollar Rate Loans shall be calculated on the basis of a 360 day year and shall be due and payable on and as of the end of each month.

                  (iv) If all or a portion of the outstanding principal amount of the Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a Eurodollar Rate Loan, shall be converted to a Prime Rate Loan at the end of the last Interest Period therefor.

                  (v) In the event that the Agent, any Lender or any Participant shall have determined, in the exercise of its reasonable credit judgment (which determination shall be conclusive and binding upon Borrowers), that by reason of circumstances affecting the interbank Eurodollar Rate market, adequate and reasonable means do not exist for ascertaining a Eurodollar Rate applicable for any Interest Period with respect to: (A) a proposed loan that Borrowers have (or Borrower Agent on their behalf has) requested be made as a Eurodollar Rate Loan;
(B) a Eurodollar Rate Loan that will result from the requested conversion of a Prime Rate Loan into a Eurodollar Rate Loan; or (C) the continuation of a Eurodollar Rate Loan beyond the expiration of the then current Interest Period with respect thereto; the Agent shall forthwith give written notice of such determination to Borrower Agent at least one day prior to, as the case may be, the requested borrowing date for such Eurodollar Rate Loan, the conversion date of such Prime Rate Loan or the last day of such Interest Period. If such notice is given: (X) any requested Eurodollar Rate Loan shall be made as a Prime Rate Loan, (Y) any Prime Rate Loan that was to have been converted to a Eurodollar Rate Loan shall be continued as a Prime Rate Loan, and (Z) any outstanding Eurodollar Rate Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Prime Rate Loan. Until such notice has been withdrawn by the Agent, no further Eurodollar Rate Loans shall be made nor shall any Borrower have the right to convert a Prime Rate Loan to a Eurodollar Rate Loan.

                  (vi) If any payment on a Eurodollar Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

            (d) The Agent shall, at the request of Borrower Agent, deliver to Borrower Agent a statement showing the quotations given by the Reference Bank and the computations used in determining any interest rate set forth herein.

            (e) No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements or any Event of Default, or the exercise by Agent or any Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise by Agent or any Lender of any option whatsoever contained in this Agreement or any of the other Financing Agreements, or the prepayment by any Borrower of any of the Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Agent and Lenders to contract for, charge or receive, in any event, interest exceeding the Maximum Interest Rate. In no event shall any Borrower be obligated to pay interest exceeding such Maximum Interest Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel any Borrower to pay a rate of interest exceeding the Maximum Interest Rate shall be without binding force or effect, at law or in equity, to the extent of the excess of interest over such Maximum Interest Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Interest Rate ("Excess"), each Borrower acknowledges and stipulates that any such contract, charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second, to the payment of the other Obligations then outstanding and unpaid; and third, returned to Borrowers, it being the intent of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Each Borrower recognizes that, with fluctuations in the rate of interest set forth in this Section 3.1 of this Agreement and the Maximum Interest Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, each Borrower agrees that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the Maximum Interest Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received by Agent or any Lender in connection with this Agreement or any of the other Financing Agreements shall be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable law.

      3.2   Changes in Laws and Increased Costs of Loans.

            (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Agent to Borrowers, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for a Lender, Reference Bank or any Participant with a Lender to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to a Lender, Reference Bank or any Participant with a Lender of making or maintaining any Eurodollar Rate Loans by an amount deemed by Agent to be material, or (C) reduce the amounts received or receivable by any Lender in respect thereof, by an amount deemed by Agent to be material or (ii) the cost to a Lender, Reference Bank or any Participant with a Lender of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Agent to be material. Borrowers shall pay to Agent for the ratable benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate Lenders, the Reference Bank or any Participant with a Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Agent or any Lender setting forth the basis for the determination of such amount necessary to compensate such Person as aforesaid shall be delivered to Borrowers and shall be conclusive, absent manifest error.

            (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Agent or any Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrowers shall pay to Agent, for the ratable benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate such Lender, the Reference Bank or any Participant with such Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

      3.3   Fees.

            (a) Line of Credit Fee. Upon the last Business Day of each month, commencing on October 31, 2002, Borrowers shall pay to the Agent, for itself and the ratable benefit of the Lenders, a line of credit fee equal to: (i) the difference between (A) the Maximum Credit and (B) the sum, for said month, of
(1) the average daily balance of Revolving Loans outstanding for said month, (2) the average daily balance of Letter of Credit Accommodations outstanding for said month, (3) the average daily balance of the Real Estate Loans outstanding for said month, and (4) the then outstanding amount of the Term Loan, such difference to be multiplied by (ii) one-half of one percent (.50%) per annum for the number of days in said month.

            (b) Early Termination Fee. Borrowers shall pay to Agent, for itself and the ratable benefit of the Lenders, an early termination fee, due and payable upon the Early Termination Date, in an amount equal to: (i) two percent (2.0%) of the Maximum Credit if the Early Termination Date occurs on or before the date that is twelve (12) months from the Closing Date; (ii) one percent (1.0%) of the Maximum Credit if the Early Termination Date occurs on a date that is twelve (12) months or more from the Closing Date but before the date that is eighteen (18) months after the Closing Date; and (iii) one-quarter of one percent (.25%) of the Maximum Credit if the Early Termination Date occurs on a date that is eighteen (18) months or more after the Closing Date and such Early Termination Date is not an Anniversary Date.

            (c) Fee Letter Fees. Borrowers shall pay to Agent the fees set forth in the Fee Letter, as and when due and payable under the terms thereof.

SECTION 4. CONDITIONS PRECEDENT

         4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lenders (or Agent on behalf of Lenders) making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

            (a) Board Resolution. Agent shall have received a copy of the resolutions of the Board of Directors of each Borrower and each Obligor authorizing the execution, delivery and performance of, as the case may be, (i) this Agreement, (ii) the guaranties of such Obligors, and (iii) the other Financing Agreements, in each case certified by the secretary or assistant secretary of such entity, as of the date hereof, together with a certificate of the secretary or assistant secretary of such entity as to the incumbency and specimen signatures of the officers of such entity executing such Financing Agreements and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such secretary or assistant secretary.

            (b) Corporate Organization. Agent shall have received (i) a copy of the certificate or articles of incorporation or formation, as the case may be, of each Borrower and each Obligor, certified by the Secretary of State of the state of such entity's organization, and (ii) a copy of the by-laws or operating agreement of each Borrower and each Obligor, certified by the secretary or assistant secretary of such entity, all as amended through the date hereof.

            (c) Legal Restraints/Litigation. As of the Closing Date, there shall be no: (i) litigation, investigation or proceeding (judicial or administrative) pending or threatened against any Borrower, any Obligor or their respective assets by any Governmental Authority arising out of this Agreement; (ii) injunction, writ or restraining order restraining or prohibiting the financing arrangements contemplated under this Agreement; or (iii) suit, action, investigation or proceeding (judicial or administrative) pending against any Borrower, any Obligor or their respective assets, which if adversely determine, could have a Material Adverse Effect.

            (d) Examination & Verification. Agent and each Lender shall have completed, to their respective satisfaction, an examination and verification of the Accounts, Inventory, financial statements, books and records of each Borrower, which examination shall indicate that, after giving effect to all Loans, Letter of Credit Accommodations and other advances and extensions of credit to be made on the Closing Date, Borrowers shall have Excess Availability of at least $25,000,000, as evidenced by the Borrowing Base Certificate delivered by Borrowers to Agent as of the Closing Date.

            (e) Inventory Appraisal. Agent shall have received an appraisal, conducted by an appraiser retained by and acceptable to Agent (but paid for by Borrowers), of the Inventory of Borrowers, the form, scope and, methodology and results of which shall be acceptable to Agent in its sole discretion.

            (f) Review of Capital Structure. Agent and its counsel shall have reviewed and been satisfied with the capital structure of Borrowers.

            (g) Copies of WOW Store Leases. Agent shall have received copies of each lease or other such agreement, and any related agreements, with respect to each WOW store location.

            (h) Merchant Payment Direction Letters. Agent shall have received Merchant Payment Direction Letters with respect to each Merchant Payment Processor (other than Telecheck, Inc., it being understood and agreed that the fact that such documentation is not required prior to Closing shall in no way be construed as a waiver of Agent's right to require the delivery of such documentation in the future) with whom any Borrower has entered into a Merchant Payment Agreement.

            (i) Depository Accounts.

                  (i) Agent shall have received evidence, satisfactory to Agent, that Borrowers have established deposit, payroll and other operating accounts at a financial institution or institutions satisfactory to Agent.

                  (ii) Agent shall have received, in form and substance satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and each bank where such Borrower has a deposit account, in each case, duly authorized, executed and delivered by such bank and such Borrower (or Agent shall be the bank's customer with respect to such deposit account as Agent may specify) and, with respect to deposit accounts used by each Borrower's retail store locations for the deposit of receipts from the sale of merchandise or for the deposit of other proceeds of Collateral and other property which is security for the Obligations, the bank at which each such deposit account is maintained shall have been irrevocably authorized and directed to send all funds on deposit with such bank only to the Blocked Accounts.

            (j) UCC Filings. Any financing statements required to be filed in order to create, in favor of Agent, for itself and the ratable benefit of the Lenders, a first-priority perfected security interest in the Collateral, subject only to the liens listed on Schedule 8.4 hereto, shall have been properly filed in each office in each jurisdiction where required in order to create in favor of the Agent, for itself and the ratable benefit of the Lenders, a first-priority perfected security interest in the Collateral. The Agent shall have received acknowledgment copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made) and the Agent shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

            (k) Lien Searches. Agent shall have received tax, judgment and UCC searches satisfactory to the Agent for the state of incorporation of each Borrower and for all locations presently occupied or used by any Borrower.

            (l) Casualty Insurance. Borrowers shall have delivered to Agent evidence satisfactory to Agent that casualty insurance policies listing Agent, in its capacity as Agent, as additional insured, loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Section 9.5 hereof.

            (m) Opinions. Counsel for the Borrowers and Obligors shall have delivered to Agent, for itself and the benefit of the Lenders, opinions satisfactory to Agent opining, inter alia, that (subject to (i) the filing, priority and remedies provisions of the UCC, (ii) the provisions of the U.S. Bankruptcy Code, insolvency statutes or other like laws, (iii) the equity powers of a court of law and (iv) such other matters as may be agreed upon with the Agent) this Agreement and all of the other Financing Agreements entered into by any Borrower or Obligor are: (A) valid, binding and enforceable according to their terms, (B) are duly authorized, executed and delivered, (C) do not violate any terms, provisions, representations or covenants in the charter, by-laws, operating agreement or other organization documents of any such entity (as the case may be), the Indenture or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement, indenture or other contract to which any such entity is a signatory or by which any such entity or its assets are bound and (D) the Financing Agreements are effective to create in favor of Agent a legal, valid and enforceable security interest in the Collateral and all actions have been taken so that Agent has a fully perfected security interest in all Collateral.

            (n) Guaranties. Each Obligor shall have executed and delivered to Agent, for itself and the benefit of the Lenders, a secured guaranty, in form and substance acceptable to Agent, guaranteeing all present and future Obligations of the Borrowers and granting to Agent, as security for its obligations a first priority lien on all personal property of such entities.

            (o) Stock Pledge Agreements. Parent and Borrower Agent shall each have: (i) executed and delivered to Agent a pledge and security agreement pledging to Agent, for itself and the benefit of the Lenders, as additional collateral for the Obligations of such entities, not less than 100% of the issued and outstanding stock of each of its domestic Subsidiaries (other than Pipernick) and 65% of the issued and outstanding stock of each of its foreign Subsidiaries, and (ii) delivered to Agent the stock certificates evidencing such pledged stock together with duly executed stock powers (undated and in-blank) with respect thereto, all in form and substance satisfactory to Agent.

            (p) Mortgages. Agent shall have received a first-priority (except as Agent may otherwise agree in its sole discretion) mortgage, deed of trust, or other such instrument, executed by the applicable Borrower or Obligor in favor of Agent, for the benefit of the Lenders, with respect to each parcel of Real Property owned by such Person, as the case may be, as of the date hereof, each in form and substance satisfactory to Agent (collectively, the "Mortgages" and each a "Mortgage") and Agent shall have received evidence, satisfactory to Agent, of the recording of such Mortgages in the real property records of the county where the subject Real Property is located. In addition, Agent shall have received from JPMC an assignment of that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated April 27, 2001, by Borrower Agent in favor of JPMC with respect to the Real Property commonly known as 692 Broadway, 14 East 4th Street Units, New York, New York (the "Original Broadway Mortgage") along with an assignment of the indebtedness secured by the Original Broadway Mortgage, together with such other documentation related thereto as Agent may require, all in form and substance satisfactory to Agent.

            (q) Title Insurance Policies. Agent shall have received, in form and substance satisfactory to Agent, valid and effective title insurance policies, issued by a company and agent acceptable to Agent, with respect to each Mortgage
(i) insuring the priority, amount and sufficiency of such Mortgage, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage requested by Agent for protection of its interests.

            (r) Officer's Certificates. Agent shall have received certificates executed by the chief executive officer or president of each Borrower, satisfactory in form and substance to Agent, certifying that, as of the Closing Date, (i) the representations and warranties contained herein are true and correct in all material respects; (ii) such Borrower is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred.

            (s) Disbursement Authorization. Borrowers shall have delivered to Agent all information necessary for Agent and Lenders to issue wire transfer instructions on behalf of Borrowers for the initial and subsequent loans and/or advances to be made under this Agreement including, but not limited to, disbursement authorizations in form acceptable to the Agent.

            (t) Notes. Agent shall have received the original Revolving Notes and the original Term Note, each duly executed by Borrowers.

            (u) Other Financing Agreements. The other Financing Agreements and all instruments and documents related hereto or thereto shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

            (v) Financial Statements and Projections. Agent shall have received, in form and substance satisfactory to Agent: (i) a Consolidated Balance Sheet and a Consolidating Balance Sheet for the fiscal year-to-date period ended as of June, 2002 and (ii) monthly consolidated and consolidating projections, including income statements, balance sheets and statements of cash flow, for the Borrowers and Obligors for the remainder of the fiscal year ending July 31, 2002, the entire fiscal year ending July 31, 2003 and the entire fiscal year ending July 31, 2004.

            (w) Schedule of Rental Payments. Borrowers or their counsel shall have provided Agent with schedules of each Borrower's monthly rental payments for any leased premises or any other premises where any Collateral may be stored or processed.

            (x) Assignment of Life Insurance. Borrowers shall have executed in favor of Agent, for itself and the ratable benefit of the Lenders, assignments, in form and substance satisfactory to Agent, with respect to the Life Insurance Policies (collectively, the "Life Insurance Assignments").

            (y) Review of Indenture; Compliance. Agent and its counsel shall have (i) received, reviewed and been satisfied with the terms of the Indenture, the Senior Subordinated Notes and all other documents, agreements and instruments related thereto and (ii) received satisfactory evidence, including a satisfactory opinion from Borrowers' counsel, that this Agreement, the Financing Agreements, the JPMC Intercreditor Agreement, the JPMC Agreements, and the transactions contemplated herein and therein, are permitted under the Indenture, including, without limitation, that all Indebtedness created by the documents and transactions described in this subparagraph (z) constitute (A) Permitted Indebtedness and (B) Senior Indebtedness, in each case as defined in the Indenture, and that the Liens created in connection with the documents and transactions described in this subparagraph (z) constitute Permitted Liens, as defined in the Indenture.

            (z) Review of Distribution and Customer Agreements. Agent and its counsel shall have received, reviewed and been satisfied with the terms of all distribution and/or licensing agreements of any Borrower and all agreements of any Borrower with its customers.

            (aa) Sale of Japanese Subsidiary. Agent shall have (i) reviewed and been satisfied with the terms of any and all liabilities, whether actual or contingent, that result or may result from the sale of the Japanese Subsidiary,
(ii) received evidence, satisfactory to Agent, that Borrowers have received cash proceeds of the sale of the Japanese Subsidiaries in an aggregate amount equal to no less than 13,526,000,000 Japanese Yen (the "Japanese Sale Proceeds"), and
(iii) received a funds flow memorandum, certified by an officer of Borrower Agent, detailing the uses of the Japanese Sale Proceeds.

            (bb) Background Checks. Agent shall have completed and been satisfied with the results of background checks on Borrowers' and Obligors' senior management and/or owners.

            (cc) JPMC Financing.

                  (i) Agent shall have received and reviewed the final JPMC Agreements, the terms of which shall provide for a loan to Borrower Agent of $26,000,000 and shall otherwise be acceptable to Agent in its sole discretion.

                  (ii) Agent shall have received the Intercreditor Agreement and memoranda of the Intercreditor Agreement with respect to each mortgage or deed of trust filed by JPMC with respect to any Real Property, each duly executed by JPMC and, if applicable, acknowledged by the Borrowers and the Obligors.

                  (iii) Agent shall have received evidence, in form and substance satisfactory to Agent, that Borrowers and JPMC have consummated the financing transaction contemplated by the JPMC Agreements.

            (dd) Closure of UK Stores. Agent shall have reviewed and been satisfied with the terms, conditions and timing of the sale and/or closure of the applicable Borrower's or Obligor's stores located in the United Kingdom or Ireland as such terms and conditions have been approved by the applicable Borrower's or Obligor's board of directors.

            (ee) Inventory Reporting Capabilities. Agent shall have reviewed and been satisfied with Borrowers' Inventory reporting capabilities.

            (ff) Chief Restructuring Officer. Borrowers shall have employed a chief restructuring officer who is satisfactory to both Agent and JPMC (the "Chief Restructuring Officer") and Agent shall have received a copy of the engagement letter, or other such agreement, executed by Borrower Agent and the Chief Restructuring Officer, which letter or agreement shall be satisfactory to Agent.

            (gg) Review of Anti-Trust Litigation. Agent shall have received such information with respect to the anti-trust litigation instituted against Borrowers as Agent may reasonably request and Agent shall have been satisfied with the results of its review of such information.

            (hh) Original Notes Receivable and Allonges. Agent shall have received the originals of the following promissory notes together with an allonge endorsing such note to the order of Agent: (i) that certain Promissory Note, dated October 12, 1994, executed by TAH to the order of Borrower Agent in the original principal amount of $3,760,213.47; (ii) that certain Deed of Trust Note (Fixed Interest Rate), dated August 14, 1993, executed by David H. Solomon to the order of Borrower Agent in the original principal amount of $2,729,215.48 and assumed by Sunset; (iii) that certain Deed of Trust Note (Fixed Interest
Rate), dated January 27, 1994, executed by CBI to the order of Borrower Agent in the original principal amount of $519,064.51; (iv) that certain Promissory Note, dated January 27, 1995, executed by Robert P. Hannan to the order of Borrower Agent in the original principal amount of $10,000; (v) that certain Promissory

Note, dated August 6, 1997, executed by Christopher D. Hanlon to the order of Borrower Agent in the original principal amount of $48,609; (vi) that certain Note Secured by Deed of Trust (Straight Note), dated October 11, 1991, executed by Craig Albert Martin and Kim Marie Martin to the order of Borrower Agent in the original principal amount of $183,100; (vii) that certain Straight Note, dated July 31, 1999, executed by Mark Viducich to the order of Borrower Agent in the original principal amount of $27,198.58; and (viii) that certain Promissory Note, dated December 21, 1993, executed by Priscilla Templeton and Kurt Templeton to the order of Borrower Agent in the original principal amount of $20,000.

            (ii) Agent shall have received One Million Five Hundred Thousand Dollars ($1,500,000) of the proceeds of the Trust Note for application to the Obligations.

            (jj) Closing Date. The Closing Date shall occur on or before the date that is ten (10) Business Days after the date hereof.

      4.2 Conditions Precedent to All Real Estate Loans. Each of the following is an additional condition precedent to Lenders (or Agent on behalf of Lenders) making Real Estate Loans to Borrowers, including the initial Real Estate Loans and any future Real Estate Loans:

            (a) Appraisals. Agent shall have received appraisals, conducted by an appraiser retained by and acceptable to Agent (but paid for by Borrowers), of all Real Property with respect to which Real Estate Loans are being requested, the form, scope, methodology and results of which shall be acceptable to Agent in its sole discretion.

            (b) Environmental Audit and Risk Assessment. Agent shall have received environmental audits and risk assessments, conducted by an environmental engineering firm retained by Agent and acceptable to Agent (but paid for by Borrowers), of all Real Property with respect to which Real Estate Loans are being requested, the form, scope, methodology and results of which shall be acceptable to Agent in its sole discretion.

            (c) Real Estate Notes. Agent shall have received the original Real Estate Notes executed by Borrowers with respect to the requested Real Estate Loans.

            (d) Other Documentation. Agent shall have received such other legal documentation, in form and substance satisfactory to Agent, as Agent may require with respect to the Real Property and Agent's liens thereon.

      4.3 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lenders (or Agent on behalf of Lenders) making Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

            (a) Representations and Warranties. Each of the representations and warranties made by a Borrower in or pursuant to this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

            (b) Absence of Default. No Default or Event of Default shall have occurred.

            (c) Borrowing Base. Except as otherwise provided in this Agreement, after giving effect to the extension of credit requested to be made by Borrowers (or Borrower Agent on their behalf) on such date, the aggregate outstanding balance of the Revolving Loans and outstanding Letter of Credit Accommodations owing by Borrowers will not exceed the lesser of (i) the Revolving Loan Limit or
(ii) the Borrowing Base.

Each borrowing by Borrowers hereunder shall constitute a representation and warranty by Borrowers as of the date of such loan or advance that each of the representations, warranties and covenants contained in this Agreement have been satisfied and are true and correct, except as Borrowers, Agent and/or the Required Lenders shall otherwise agree herein or in a separate writing.

      4.4 Conditions Subsequent to Loans and Letter of Credit Accommodations. Each of the following is a condition subsequent to Lenders (or Agent on behalf of Lenders) continuing to make Loans and/or provide Letter of Credit Accommodations to Borrowers beyond the dates set forth below and failure to fulfill such conditions shall constitute an Event of Default:

            (a) Release of Liens. Within ten (10) days after the Closing Date, Agent shall have received evidence of the satisfaction and release, as of record, of the tax and judgment liens listed on Schedule 4.4(a) hereto.

            (b) Cash Transport Agreements. Within ten (10) days after the Closing Date, Agent shall have received a letter agreement, in form and substance satisfactory to Agent, from each cash transport service provider listed on Schedule 8.18 hereto, pursuant to which, among other things, such service provider agrees to take Agent's direction with respect to any Collateral from time to time in the possession of such service provider.

            (c) Life Insurance. Within ten (10) days after the Closing Date, (i) evidence, in form and substance satisfactory to Agent, of the acknowledgement and recording of the Life Insurance Assignments in the records of the issuers of the Life Insurance Policies and (ii) a letter from each issuer of the Life Insurance Policies addressed to Agent and confirming (A) that the premiums due with respect thereto have been paid and that the Life Insurance Policies are in full force and effect and (B) the policy/death benefit amount and the cash surrender value of each Life Insurance Policy.

            (d) Dissolution of All Non-Obligor Subsidiaries. Within thirty (30) days after the date hereof, Agent shall have received satisfactory evidence of the dissolution of all of each Borrower's Subsidiaries, other than Obligors.

            (e) Copies of Leases and Consents to Leasehold Mortgages. Within thirty (30) days after the date hereof, Agent shall have received (i) copies of all leases or other such agreements for all leased locations of any Borrower or Obligor which have not been delivered to Agent; (ii) evidence that Borrowers have delivered to each lessor or other applicable Person with respect to each leased location of a Borrower or Obligor a form of consent and estoppel certificate, substantially in the form of Exhibit H hereto, with a request that such Person execute and return the same to Agent.

            (f) Corporate Status. Within thirty (30) days after the date hereof, Agent shall have received (i) certificates from the Secretary of State, or other applicable Governmental Authority, of each of Arizona, Connecticut, the District of Columbia, Nevada, New Jersey and Texas, indicating that Borrower Agent is duly qualified as a foreign entity and in good standing in such states/jurisdictions and (ii) a certificate from the Secretary of State of California indicating that TTSR is duly qualified as a foreign entity and in good standing in such state.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

      5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower hereby grants to Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the ratable benefit of Lenders, as security, all personal and real property and fixtures and interests in property and fixtures of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the "Collateral"), including:

            (a) all Accounts;

            (b) all general intangibles, including, without limitation, all Intellectual Property;

            (c) all goods, including, without limitation, Inventory and Equipment;

            (d) all Real Property and fixtures;

            (e) all chattel paper (including all tangible and electronic chattel paper);

            (f) all instruments (including all promissory notes);

            (g) all documents;

            (h) all deposit accounts;

            (i) all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

            (j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

            (k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts); provided, however, that in the case of voting securities of any Subsidiary that is not incorporated under the laws of the United States or any state, territory or other political subdivision thereof, the pledge under this Section 5.1 shall not exceed sixty-five percent (65%) of such voting securities and (ii) monies, credit balances, deposits and other property of such Borrower now or hereafter held or received by or in transit to Agent, any Lender or any of their respective Affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

            (l) all commercial tort claims, including, without limitation, those identified on Schedule 5.2(g) hereto;

            (m) the Life Insurance Policies and all proceeds thereof;

            (n) to the extent not otherwise described above, all Receivables;

            (o) all Records; and

            (p) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

      5.2   Perfection of Security Interests.

            (a) Each Borrower irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower as debtor, as Agent may require, and including any other information with respect to such Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower hereby authorizes Agent to adopt on behalf of such Borrower any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower as debtor includes assets and properties of such Borrower that do not at any time constitute Collateral, whether hereunder, under any of the Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and any Borrower as debtor.

            (b) No Borrower has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth on
Schedule 5.2(b) hereto. In the event that any Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, such Borrower shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower (including by any agent or representative), such Borrower shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent's option, each Borrower shall, or Agent may at any time on behalf of any Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: "This [chattel paper] [instrument] is subject to the security interest of The CIT Group/Business Credit, Inc., as Agent, and any sale, transfer, assignment or encumbrance of this [chattel paper] [instrument] violates the rights of such secured party."

            (c) In the event that any Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent's request, each Borrower shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

            (d) No Borrower has any deposit accounts as of the date hereof, except as set forth in Schedule 5.2(d) hereto (which listing identifies each of the deposit accounts at such banks to a retail store location of such Borrower or otherwise describes the nature of the use of such deposit account by such Borrower). No Borrower shall, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower shall, as Agent may specify, either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower and the bank at which such deposit account is opened and maintained or (B) arrange for Agent, for itself and the ratable benefit of Lenders, to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent.

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
            (e) No Borrower owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in Schedule 5.2(e) hereto.

                  (i) In the event that any Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by any Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, such Borrower shall immediately notify Agent thereof and shall, as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of such Borrower or such nominee, or (B) arrange for Agent, for itself and the ratable benefit of Lenders, to become the registered owner of the securities.

                  (ii) No Borrower shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower shall, as Agent may specify, either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower and such securities intermediary or commodity intermediary or (2) arrange for Agent, for itself and the ratable benefit of Lenders, to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

            (f) No Borrower is the beneficiary of or otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof, except as set forth on Schedule 5.2(f) hereto. In the event that any Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower shall promptly notify Agent thereof in writing. Such Borrower shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker's acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit by such Borrower to Agent, for itself and the

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
ratable benefit of Lenders, and agreeing to make all payments thereon directly to Agent, for the ratable benefit of Lender, or as Agent may otherwise direct or
(ii) cause Agent, for itself and the ratable benefit of Lenders, to become, at Borrowers' expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be).

            (g) No Borrower has any commercial tort claims as of the date hereof, except as set forth on Schedule 5.2(g) hereto. In the event that any Borrower shall at any time after the date hereof have any commercial tort claims, such Borrower shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower to Agent, for itself and the ratable benefit of Lenders, of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower to Agent shall be deemed to constitute a grant of security interest therein to Agent, for itself and the ratable benefit of Lenders. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by Borrowers of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and any Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower shall promptly upon Agent's request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

            (h) No Borrower has any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in Schedule 5.2(h) hereto and except for goods located in the United States in transit to a location of a Borrower permitted herein in the ordinary course of Borrowers' business in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral of any Borrower are at any time after the date hereof in the custody, control or possession of any other person not referred to in Schedule 5.2(h) hereto, such Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent's request, such Borrower shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and such Borrower.

            (i) Each Borrower shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent and the Lenders to enforce, the security interests of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that such Borrower's signature thereon is required therefor, (ii) causing Agent's name, for itself and in its capacity as agent for Lenders, to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent and the Lenders in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent and the Lenders to enforce, the security interests of Agent and the Lenders in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6. COLLECTION AND ADMINISTRATION

      6.1 Borrowers' Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time.

      6.2 Statements. Agent shall render to Borrower Agent each month a statement setting forth the balance in Borrowers' loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by each Borrower and conclusively binding upon each Borrower as an account stated except to the extent that Agent receives a written notice from Borrower Agent of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Borrower Agent a written statement as provided above, the balance in Borrowers' loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers.

      6.3 Collection of Accounts.

            (a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts") as Agent may specify, with such banks as are acceptable to Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Each Borrower shall deliver, or cause to be delivered to Agent, a Depository Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent, for itself and the ratable benefit of Lenders, may become bank's customer with respect to the Blocked Accounts and promptly upon Agent's request, such Borrower shall execute and deliver such agreements or documents as Agent may require in connection therewith. Each Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

            (b) Borrowers shall establish and maintain, at their expense, check, credit card, charge card and debit card processing and other such merchant payments processing arrangements only with the Merchant Payment Processors set forth in Schedule 6.3(b) hereto, and after prior written notice to Agent, with such other Merchant Payment Processors as any Borrower may select which are acceptable to Agent. Each Borrower shall irrevocably authorize and direct in writing all current and future Merchant Payment Processors to remit all payments due such Borrower under any Merchant Payment Agreement to the Blocked Account by wire transfer on a daily basis or as otherwise directed by Agent. Such authorizations and directions shall not be rescinded, revoked or modified without the prior written consent of Agent and shall continue in full force and effect until all Obligations are fully and indefeasibly paid and this Agreement terminated.

            (c) For purposes of calculating the amount of the Revolving Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers' loan account(s) on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Agent in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers' loan account(s) on such day, and if not, then on the next Business Day.

            (d) Each Borrower and its shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Agent and Lenders, receive, as the property of Agent and Lenders, any monies, checks, notes, drafts, credit, charge or debit card sales drafts, credit, charge or debit card sales, charge or debit slips, charge or debit receipts, or any other payment relating to and/or proceeds from sales of Inventory or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower's own funds. Borrowers agree to reimburse Agent and the Lenders on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent's or any Lender's payments to or indemnification of such bank or person. The obligation of Borrowers to reimburse Agent and Lenders for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

      6.4   Payments.

            (a) All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from a Borrower or for the account of any Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent or Lenders from

Borrowers; second, to pay interest due in respect of any Revolving Loans or the Term Loan; third, to pay any interest due in respect of any Real Estate Loans; fourth, to pay the outstanding principal balance of the Revolving Loans; fifth, to pay principal then due in respect of the Real Estate Loans, if any; sixth, to pay or prepay any other Obligations (other than, so long as no Event of Default shall have occurred, the principal balance of any Real Estate Loans) whether or not then due, in such order and manner as Agent determines. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, Agent may apply payments received or collected on account of the Obligations at such times, in such order and in such amounts as Agent may determine in its sole and reasonable discretion. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrower Agent, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to (A) any Eurodollar Rate Loans, except (1) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans, or (2) in the event that there are no outstanding Prime Rate Loans or (B) any Real Estate Loans not yet due and payable, and (ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights or use.

            (b) At Agent's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers. Borrowers shall make all payments to Agent and the Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Person. Borrowers shall be liable to pay to Agent and Lenders, and each does hereby indemnify and hold Agent and each Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

            (c) Except as otherwise provided with respect to Defaulting Lenders, aggregate principal payments and interest payments shall be apportioned ratably among the Lenders (according to their applicable Pro Rata Shares) and payments of the fees (other than fees designated for Agent's sole and separate account and fees otherwise payable in accordance with the Fee Letter) shall, as applicable, be apportioned ratably among the Lenders. All payments which may be so applied shall be applied as set forth in Section 6.4(a) hereof.


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      6.5   Taxes.

            (a) Any and all payments by or on behalf of any Borrower or any Obligor hereunder and under any other Financing Agreement shall be made, in accordance with Section 6.4, free and clear of and without deduction for any and all Taxes. In addition, Borrowers agree to pay to the relevant Governmental Authority, in accordance with applicable law, any Other Taxes.

            (b) If any Borrower or any Obligor shall be required by law to deduct or withhold in respect of any Taxes or Other Taxes from or in respect of any sum payable hereunder to Agent or any Lender, then:

                  (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender (or Agent on behalf of such Lender) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                  (ii) such Person shall make such deductions and withholdings;

                  (iii) such Person shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                  (iv) to the extent not paid to Agent and Lenders pursuant to clause (i) above, such Person shall also pay to Agent or any Lender, at the time interest is paid, all additional amounts which Agent or any Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

            (c) Within thirty (30) days after the date of any payment by any Borrower or any Obligor of Taxes or Other Taxes, such Person shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Agent.

            (d) Borrowers will indemnify Agent and each Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by Agent or such Lender (or Transferee, as the case may be). If Agent or such Lender (or Transferee) receives a refund in respect of any Taxes or Other Taxes for which Lender (or Transferee) has received payment from any Borrower or any Obligor hereunder, so long as no Default or Event of Default shall exist or have occurred and be continuing, Agent or such Lender (as the case may be) shall credit to the loan account(s) of Borrowers the amount of such refund plus any interest received (but only to the extent of indemnity payments made, or additional amounts paid, by any Borrower or any Obligor under this Section 6.5 with respect to the Taxes or Other Taxes giving rise to such refund). If a Lender (or any Transferee) claims a tax credit in respect of any Taxes for which it has been indemnified by Borrowers or any Obligor pursuant to this Section 6.5, such Lender will apply the amount of the actual dollar benefit received by such Lender as a result thereof, as reasonably calculated by Lender and net of all expenses related thereto, to the Loans. If Taxes or Other Taxes were not correctly or legally asserted, Agent or such Lender shall, upon Borrower Agent's request and at Borrowers' expense, provide such documents to Borrower Agent as Borrower Agent may


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
reasonably request, to enable Borrowers to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to Borrowers (so long as providing such documents shall not, in the good faith determination of Agent, have a reasonable likelihood of resulting in any liability of Agent or any Lender).

            (e) In the event any Transferee is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") such Non-U.S. Lender shall deliver to Borrower Agent two (2) copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten (10%) percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower or any Obligor and is not a controlled foreign corporation related to any Borrower or any Obligor (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. Federal withholding tax on payments by any Borrower or any Obligor under this Agreement and the other Financing Agreements. Such forms shall be delivered by any Transferee that is a Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a Participant, on or before the date such Participant becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, a Non-U.S. Lender shall upon written notice from Borrower Agent promptly deliver such new forms as are required by the Code or the regulations issued thereunder to claim exemption from, or reduction in the rate of, U.S. Federal withholding tax upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 6.5(e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 6.5(e) that such Non-U.S. Lender is not legally able to deliver.

            (f) Borrowers and Obligors shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to subsections (a) or
(d) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax was applicable on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a Participant, on the date such Participant became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, that, this subsection (f) shall not apply (A) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of Borrowers (or Borrower Agent on their behalf) or Obligors and (B) to the extent the indemnity payment or additional amounts any Transferee, acting through a New Lending Office, would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the


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obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of subsection (e) above.

      6.6 Authorization to Make Loans. Agent and each Lender are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of a Borrower or other authorized person or, at the discretion of Agent or any Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Los Angeles time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower when deposited to the credit of any Borrower (or Borrower Agent on its behalf) or otherwise disbursed or established in accordance with the instructions of any Borrower (or Borrower Agent on its behalf) or in accordance with the terms and conditions of this Agreement. In the event that any Loans are requested during the existence of an Event of Default, as a condition to making such Loans (but in no way obligating Agent or any Lender to in fact make such Loans), Borrowers shall deliver to Agent a schedule of all proposed uses for such Loans, certified by an officer of each Borrower as being true, correct and complete. Agent and the Lenders may, in their discretion, refuse the make any Loans the proceeds of which Agent believes will not be used for working capital purposes or will otherwise be used for any purpose not permitted under the terms of this Agreement. The fact that any Loans are made to Borrowers during an Event of Default shall in no way be deemed a waiver or modification of any of the rights and remedies (including, without limitation, those set forth in Section 10.2(g) hereof) of Agent or any Lender set forth in this Loan Agreement or any Financing Agreement.

      6.7 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by or on behalf of Lenders to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by or on behalf of Lenders to any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

      6.8 Pro Rata Treatment. Except to the extent otherwise provided in this
Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans; and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular


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
day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

      6.9   Sharing of Payments, Etc.

            (a) Each Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim any Agent or Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 6.9(b) hereof), to offset balances held by it for the account of any Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to any Borrower), in which case it shall promptly notify Borrower Agent and Agent thereof; provided, that, such Lender's failure to give such notice shall not affect the validity thereof.

            (b) Agent and Lenders agree that no Lender shall, except upon the prior written consent of Agent, exercise any right of setoff, banker's lien or counterclaim such Lender may have with respect to any property held by such Lender for the account of any Borrower. If any Lender (including Agent) shall obtain from any Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Financing Agreement through the exercise (in accordance with the terms hereof) of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by such Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

            (c) Each Borrower agrees that any Lender so purchasing a participation pursuant to subsection (b) above (or direct interest) may exercise, in a manner consistent with this Section, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

            (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign


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
such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

      6.10  Settlement Procedures.

            (a) In order to administer the credit facility provided hereunder in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to Borrowers' loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without any requirement of prior notice to Lenders of the proposed Loans.

            (b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender's Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a "Settlement Period"). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. Los Angeles time, then such Lender shall make the settlement transfer described in this Section by no later than 2:00 p.m. Los Angeles time on the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Loans is more than such Lender's Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender's Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender's Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Each of Agent and Lenders agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by any Borrower or actually settled with the applicable Lender as described in this Section.

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
              (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by any Borrower, Agent shall first apply such amounts repaid directly to any amounts made available any Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may any time require each Lender to provide Agent with immediately available funds representing Pro Rata Share of each Loan, prior to Agent's disbursement of such Loan to any Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender's obligation to make a Loan requested hereunder nor shall the Loan Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender's obligation to make a Loan hereunder.

              (d) If Agent is not funding a particular Loan to a Borrower pursuant to this Section on any day, Agent may assume that each Lender will make available to Agent such Lender's Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to Borrowers on such day. If Agent makes such corresponding amount available to Borrowers and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Prime Rate based interest rate for Revolving Loans set forth in Section 3.1 hereof. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any the other Financing Agreements, the amount so advanced by Agent to any Borrower shall, for purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrower Agent of such failure and Borrowers shall immediately pay such corresponding amount to Agent for its own account. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender's behalf, or any Lender who fails to pay any other amount owing to Agent, is a "Defaulting Lender". Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of any Borrower or any Obligor to Agent for the Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to any Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to a Lender and such Defaulting Lender's Loan Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Loan Commitment of any Lender, or relieve or excuse the performance by any Borrower or any Obligor of their duties and obligations hereunder.

              (e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Loan Commitment hereunder or

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
to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Loan Commitment.

         6.11 Appointment of Borrower Agent for Requesting Loans and Receipts of Loans and Statements.

              (a) Each Borrower hereby irrevocably appoints and constitutes Borrower Agent as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Subject to the terms and conditions contained herein, Agent or Lenders may disburse the Loans to any bank account of a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Borrower Agent may designate or direct, without notice to any other Borrower or any Obligor.

              (b) Borrower Agent hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 6.11. Borrower Agent shall ensure that the disbursement of any Loans to each Borrower requested by or paid to Borrower Agent, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

              (c) Each Borrower hereby irrevocably appoints and constitutes Borrower Agent as agent to receive statements on account and all other notices from Agent or any Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

              (d) No purported termination of the appointment of Borrower Agent as agent as aforesaid shall be effective, except after ten (10) Business Days' prior written notice to Agent.

SECTION 7. COLLATERAL REPORTING AND COLLATERAL COVENANTS

         7.1 Collateral Reporting.

              (a) Each Borrower agrees to execute and deliver to Agent, from time to time, solely for its convenience in maintaining a record of the Collateral, the loans and the Borrowing Base, such written statements, accounting reports, schedules and other information and documentation in the form and with such frequency as Agent may require, in its reasonable credit judgment. Without limiting the generality of the foregoing or any other provision hereof, Borrowers shall deliver to Agent:

                  (i) as set forth in Exhibit F hereto, the reports and other information set forth therein; and

                  (ii) on a monthly basis (by the 20th day of each month), with respect to the immediately preceding month, reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals and a certificate from an authorized officer of such Borrower representing that such Borrower has made payment of sales and use taxes during such month or, at Agent's request, other evidence of such payment.

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
Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, Borrowers shall provide the reports listed above on a weekly (by the 3rd Business Day of each week) or more frequent basis.

              (b) If any of any Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

         7.2 Accounts Covenants.

              (a) Each Borrower shall notify Agent promptly of: (i) the assertion of any claims, offsets, defenses or counterclaims by any account debtor, Merchant Payment Processor, or any disputes with any such Persons, or any settlement, adjustment or compromise with respect to the foregoing; and (ii) all material adverse information relating to the financial condition of any account debtor or Merchant Payment Processor. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor or Merchant Payment Processor without Agent's consent, except in the ordinary course of Borrowers' business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, a Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor or Merchant Payment Processor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or Merchant Payment Processor or grant any credits, discounts or allowances.

              (b) Each Borrower shall notify Agent promptly of:

                  (i) any notice of a material default by any Borrower under any of the Merchant Payment Agreements or of any default which might result in a Merchant Payment Processor ceasing to make payments or suspending payments to any Borrower;

                  (ii) any notice from any Merchant Payment Processor that such Person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to any Borrower from such Person, or that such Person is terminating or will terminate any of the Merchant Payment Agreements; and

                  (iii) the failure of any Borrower to comply with any material terms of the Merchant Payment Agreements or any terms thereof which might result in a Merchant Payment Processor ceasing or suspending payments to any Borrower.

              (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor or Merchant Payment Processor except as

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
reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrowers' business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, and
(v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

              (d) Agent shall have the right at any time or times, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

         7.3 Inventory Covenants. With respect to the Inventory:

              (a) each Borrower shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the Cost therefor, the retail sales price thereof, and daily withdrawals therefrom and additions thereto;

              (b) each Borrower shall conduct a physical count of its Inventory on a semi-annual basis, but at any time or times as Agent, in good faith, may request on or after an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; provided, however, during any Availability Cure Period, each Borrower shall conduct such physical counts of its Inventory and deliver such reports to Agent on a quarterly basis if Agent, in good faith, so requests;

              (c) no Borrower shall remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except
(i) for sales of Inventory in the ordinary course of such Borrower's business (which shall be deemed to include internet sales), (ii) to move Inventory directly from one location set forth or permitted herein to another such location, (iii) for Inventory shipped from the manufacturer thereof to such Borrower which is in transit to the locations set forth or permitted herein, and
(iv) for Inventory sold at non-Borrower locations in the ordinary course of business not to exceed $1,000,000 for any one location or $2,000,000 in the aggregate at any one time;

              (d) Borrowers agree to provide to Agent, on a quarterly basis, a full appraisal of the Inventory, performed by an appraiser reasonably acceptable to Agent, at the sole cost of Borrowers, indicating the Net Orderly Liquidation Value of the Inventory; provided, however, if at any time Excess Availability is less than $35,000,000, then Borrower's shall also provide to Agent, on a monthly basis, a desktop appraisal, performed by an appraiser reasonably acceptable to Agent, at the sole cost of Borrowers, indicating the Net Orderly Liquidation Value of the Inventory which monthly desktop appraisals shall be required until such time as Excess Availability is $35,000,000 or more for ninety (90) consecutive days;

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              (e) each Borrower agrees to safeguard, protect and hold all
Inventory for Agent's account and make no disposition thereof except in the ordinary course of its business, as herein provided;

              (f) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory;

              (g) each Borrower agrees that Inventory will be sold and shipped by such Borrower to its customers only in the ordinary course of such Borrower's business, and then only on open account and on terms currently being extended by such Borrower to its customers;

              (h) each Borrower shall use reasonable efforts to keep the Inventory in good and marketable condition; and

              (i) no Borrower shall acquire or accept any Inventory on consignment or approval (i) if any such item of Inventory has the same SKU as any item of Inventory otherwise sold or held for sale by such Borrower or (ii) without prior written notice to Agent and the specific identification of such Inventory (including, without limitation, location, type of Inventory and name of consignor) with respect thereto; provided, however, that such notice is not required if such Inventory is consigned to Borrower Agent and would not cause the total amount of consigned Inventory at any one retail location of Borrower Agent to exceed $100,000 or the aggregate amount of consigned Inventory at all of Borrower Agent's retail locations to exceed $1,200,000.

         7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property:

              (a) each Borrower agrees, at its own cost and expense, to keep the Equipment and Real Property in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein, or in any other Financing Agreement, shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary;

              (b) each Borrower agrees to safeguard, protect and hold all Equipment and Real Property in accordance with the terms hereof and subject to the security interests granted to Agent under this Agreement and the other Financing Agreements;

              (c) each Borrower agrees that the Equipment will only be used by such Borrower in its business and will not be held for sale or lease;

              (d) no Borrower shall remove any Equipment having a fair market value of $20,000 for any item or $500,000 in the aggregate from the Collateral locations referenced or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of such Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower in the ordinary course of business;

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              (e) each Borrower agrees to safeguard, protect and hold all
Equipment and Real Property in accordance with the terms hereof and subject to the security interests granted to Agent under this Agreement and the other Financing Agreements; and

              (f) if an Event of Default has occurred and is continuing, no Borrower may, except upon Agent's prior written consent, sell, exchange or otherwise dispose of any Equipment; provided, however, a Borrower shall not be barred from consummating an Equipment disposition for which it is legally obligated (pursuant to a written, binding contract under which such failure would be a material breach thereof) as of the date of such Event of Default.

         7.5 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawful attorney-in-fact, and authorizes Agent, in such Borrower's or Agent's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower's rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower and handle and store all mail relating to the Collateral; provided that, upon completion of removing Collateral from such mail, Agent promptly forwards such mail to such Borrower; and (ix) do all acts and things which are necessary, in Agent's determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower's name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by or on behalf of Agent or any Lender and deposit the same in Agent's or a Lender's account for application to the Obligations, (iv) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in such Borrower's name, Agent's name or the name of Agent's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's name for such purpose, and to complete in such Borrower's or Agent's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (vi) sign such Borrower's name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower hereby releases Agent and each Lender and its officers, employees and

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designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent's or such Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

         7.6 Right to Cure. Agent may, at its option, (a) upon notice to Borrower Agent, cure any default by any Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of Agent or any Lender to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of such Borrower to perform its obligations hereunder or under the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower,
(c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent and Lenders may add any amounts so expended to the Obligations and charge Borrowers' account(s) therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

         7.7 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designees shall have complete access to all of each Borrower's premises during normal business hours and after notice to Borrower Agent, or at any time and without notice to any Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower's books and records, including the Records, and (b) such Borrower shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and (c) Agent or its designee may use during normal business hours such of such Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

         Each Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

         8.1 Corporate Existence; Power and Authority. Except as set forth on
Schedule 8.1 hereto, each Borrower is an entity duly organized and in good standing under the laws of its state of organization and is duly qualified as a foreign entity and in good standing in the states or jurisdictions where the nature and extent of the business transacted by such Borrower or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and

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performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower's corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower's certificate of incorporation, by-laws, certificate of organization, operating agreement or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower other than the lien in favor of Agent for the benefit of the Lenders contemplated hereby. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of each Borrower enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor rights generally or by general principles of equity.

         8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

              (a) The exact legal name of each Borrower is as set forth on the signature pages of this Agreement. No Borrower has, during the past five years, been known by or used by any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedule 8.2(a) hereto.

              (b) Each Borrower is an organization of the type and organized in the jurisdiction set forth in Schedule 8.2(b) hereto. Schedule 8.2(b) hereto accurately sets forth the organizational identification number of each Borrower or accurately states that such Borrower has none and accurately sets forth the federal employer identification number of such Borrower.

              (c) The chief executive office and mailing address of each Borrower and each Borrower's Records concerning Accounts are located only at the address identified as such in Schedule 8.2(c) hereto and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2(c) hereto, subject to the right of a Borrower to establish new locations in accordance with Section 9.2 below.
Schedule 8.2(c) hereto correctly identifies any of such locations which are not owned by such Borrower and sets forth (i) the owners and /or operators thereof and (ii) whether such location is a "store within a store" or other such space-sharing arrangement with a third party retailer, including, without limitation, all WOW store locations.

         8.3 Financial Statements; No Material Adverse Effect. All financial statements relating to any Borrower which have been or may hereafter be delivered by any Borrower to Agent or any Lender have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present the financial condition and the results of operation of such Borrower or Borrowers as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by any Borrower to Agent or any Lender prior to the date of this Agreement, no event has occurred since the date of the most recent audited financial statements furnished by Borrowers to Agent or any Lender prior to the date of this Agreement which could have a Material Adverse Effect.

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         8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent, for itself and the ratable benefit of Lenders, under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent, for itself and the ratable benefit of Lenders, and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

         8.5 Tax Returns. Each Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid federal, state, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Without limiting the generality of any of the foregoing, each Borrower has paid or remitted all sales taxes which it is required to pay or remit, except to the extent that nonpayment would not have a Material Adverse Effect and to the extent that such taxes are being challenged by appropriate legal proceedings and for which adequate reserves are maintained by such Borrower in accordance with GAAP.

         8.6 Litigation. Except as set forth in Schedule 8.6 hereto, there are no present investigations by any Governmental Authority pending, or to the knowledge of each Borrower threatened, against or affecting any Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the knowledge of each Borrower threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which, if adversely determined against such Borrower would likely have a Material Adverse Effect or would result in an Event of Default.

         8.7 Compliance with Other Agreements and Applicable Laws. Except as set forth on Schedule 8.7 hereto, no Borrower is, in any material respect, in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, state or local Governmental Authority.

         8.8 Environmental Compliance.

              (a) No Borrower or any Subsidiary of any Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar

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authorization thereunder and the operations of each Borrower and each Borrower's
Subsidiaries complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

              (b) Except as set forth on Schedule 8.8 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the knowledge of each Borrower threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or any Subsidiary of any Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials.

              (c) Each Borrower and its Subsidiaries have all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of such Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

         8.9 Employee Benefits.

              (a) Each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the knowledge of each Borrower, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to
Section 412 of the Code has been made with respect to any Plan.

              (b) There are no pending, or to the knowledge of each Borrower, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

              (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan's assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the
Code) are not less than such Plan's liabilities under Section 4001(a)(16) of ERISA; (iii) no Borrower or any of its ERISA Affiliates have incurred or reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower or any of its ERISA Affiliates have incurred or reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Borrower or any of its ERISA Affiliates have engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

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         8.10 Intellectual Property. Each Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, no Borrower has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office, United States Copyright Office, or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.10 hereto and has not granted any licenses with respect thereto other than as set forth in Schedule 8.10 hereto.
No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the knowledge of each Borrower (i) no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and (ii) except as set forth on Schedule 8.10 hereto, no claim or litigation is pending or threatened against or affecting any Borrower contesting its right to sell or use any such Intellectual Property which if adversely determined would have a Material Adverse Effect. Schedule 8.10 hereto sets forth all of the agreements or other arrangements of each Borrower pursuant to which any Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of any Borrower as in effect on the date hereof
(collectively, together with such agreements or other arrangements as may be entered into by any Borrower after the date hereof, collectively, the "License Agreements" and individually, a "License Agreement"). No trademark, servicemark or other Intellectual Property at any time used by any Borrower which is owned by another person, or owned by any Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, for itself and the ratable benefit of the Lenders, is affixed to any Eligible Inventory, except to the extent permitted under the term of the License Agreements.

         8.11 Corporate Structure; Subsidiaries; Affiliates; Capitalization; Solvency.

              (a) Attached hereto as Schedule 8.11 is a true and correct organizational chart of Parent, all of its direct and indirect Subsidiaries (including all Borrowers and Obligors) and all direct and indirect Subsidiaries of each Borrower and each Obligor with assets in excess of Ten Thousand Dollars ($10,000). None of Parent, any Borrower or any Obligor has any Subsidiaries with assets in excess of Ten Thousand Dollars ($10,000) except as set forth on
Schedule 8.11 hereto.

              (b) No Borrower is engaged in any joint venture or partnership except as set forth in Schedule 8.11 hereto, subject to the right of such Borrower to form or acquire Subsidiaries in accordance with Section 9.10 hereof.

              (c) Each Borrower is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed in Schedule 8.11 hereto as being owned by such Borrower and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of such Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any

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kind or nature and there are no contracts, commitments, understandings or arrangements by which any such Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

              (d) The issued and outstanding shares of Capital Stock of each Borrower are directly and beneficially owned and held by the persons indicated in Schedule 8.11 hereto, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof or authorized under Section 9.8 hereof.

              (e) Each Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent, for itself and the ratable benefit of Lenders, and the other transaction contemplated hereunder.

         8.12 Labor Disputes.

              (a) No Borrower has any collective bargaining or similar agreements between or applicable to such Borrower and any union, labor organization or other bargaining agent in respect of the employees of such Borrower on the date hereof.

              (b) There is (i) no significant unfair labor practice complaint pending against any Borrower or, to the knowledge of each Borrower, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or, to the knowledge of each Borrower, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or, to the knowledge of each Borrower, threatened against any Borrower.

         8.13 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between such Borrower and any of its Subsidiaries or (ii) between any Subsidiaries of such Borrower or (b) the ability of such Borrower or any of its Subsidiaries to incur Indebtedness or grant security interests to Agent, for itself and the ratable benefit of Lenders, in the Collateral.

         8.14 Material Contracts, etc.

              (a) Schedule 8.14(a) hereto sets forth all Material Contracts to which each Borrower is a party or is bound as of the date hereof. Each Borrower has delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. No Borrower is in breach of or in default under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract.

              (b) Each Borrower has paid all amounts required to be paid by it with respect to its leased facilities and is not in breach of any lease or other such agreement with respect to such locations except (i) as set forth on
Schedule 8.14(b) hereto and (ii) for nonpayments and breaches (A) which are not likely to result in the termination of such lease or agreement or (B) of

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which such Borrower has promptly notified Agent in writing (which notice shall include a reasonably detailed description of such breach or nonpayment and the actions being taken by the lessor, if known, and such Borrower with respect thereto).

         8.15 Payable Practices. No Borrower has made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

         8.16 Genuineness of Accounts. Each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by a Borrower in the ordinary course of its business. Except as set forth in
Schedule 8.16 hereto, Inventory being sold and the Accounts being created are the exclusive property of Borrowers. The invoices evidencing Accounts and the receipts or other documents evidencing Merchant Payment Receivables are in the name of a Borrower.

         8.17 Owned Real Property. No Borrower or Obligor is the direct or indirect owner of any Real Property except as set forth on Schedule 8.17 hereto, as Borrower Agent may amend such Schedule from time to time during the term hereof.

         8.18 Cash Transport Services. No Borrower uses any armored car or other cash transport services except as set forth on Schedule 8.18 hereto, which schedule sets forth the name, address and account information with respect to each such service provider.

         8.19 Life Insurance Policies. Except for the Life Insurance Policies, no Borrower owns or is the beneficiary of any life insurance policies which are not subject to a pledge in favor of a Person other than Agent. As of the date hereof, the aggregate cash surrender value of the Life Insurance Policies is $254,541.99.

         8.20 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on any schedules hereto or thereto, is true and correct in all material respects on the date as of which such information is dated or certified and, with respect to financial and Collateral information provided by a Borrower, its agents or attorneys, does not omit any material fact necessary in order to make such information not misleading; provided, however, that Borrowers make no representations or warranties to Agent or any Lender that any financial or other projection or forecast provided by or on behalf of any Borrower to Agent or any Lender will be achieved or that any deviation from such projection or forecast will not be material and adverse. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect which has not been fully and accurately disclosed to Agent and Lenders in writing.

         8.21 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent and Lenders. The representations and

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warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower shall now or hereafter give, or cause to be given, to Agent and Lenders.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

         9.1 Maintenance of Existence.

              (a) Each Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted except where the failure to take any of the foregoing actions is not likely to have a Material Adverse Effect.

              (b) No Borrower shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from such Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of such Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower as soon as it is available.

              (c) No Borrower shall change its chief executive office or its mailing address, type of organization, organizational identification number (or if it does not have one, shall not acquire one), jurisdiction of organization or other legal structure unless Agent shall have received not less than thirty (30) days' prior written notice from such Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements or other documentation as Agent may reasonably require in connection therewith.

         9.2 New Collateral Locations. Any Borrower may only relocate an existing location within the continental United States provided (a) such Borrower gives Agent thirty (30) days prior written notice from such Borrower of such intended relocation, (b) such Borrower obtains the prior written consent of Agent with respect to such relocation, which consent shall be granted or withheld in Agent's reasonable credit judgment based on a review of all matters related thereto, (c) such Borrower executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem necessary or desirable to protect Agent's and the Lenders' interests in the Collateral at such location (including, without limitation, Collateral Access Agreements and/or leasehold mortgages) or, in the alternative, Agent may apply an Availability Reserve accordance with the terms of this Agreement, and (d) such relocation does not cause the number of relocations by both Borrowers to exceed 10 relocations in any fiscal year.

         9.3 Compliance with Laws, Regulations, Etc.

              (a) Each Borrower shall, and shall cause each of its Subsidiaries to, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits,

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approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws, except where the failure to so comply is not likely to have a Material Adverse Effect.

              (b) Each Borrower shall give written notice to Agent immediately upon such Borrower's receipt of any notice of, or such Borrower's otherwise obtaining knowledge of: (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any material investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrowers to Agent. Each Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

              (c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower in order to avoid any material non-compliance, with any Environmental Law, such Borrower shall, at Agent's request and Borrowers' expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where such Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

              (d) Each Borrower shall indemnify and hold harmless Agent, each Lender and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower and the preparation and implementation of any closure, remedial or other required plans, except to the extent that such losses, claims, damages, liabilities, costs and expenses are attributable to the indemnified party's willful misconduct or gross negligence. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

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
         9.4 Payment of Taxes and Claims. Each Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books in accordance with GAAP. Borrowers shall be liable for any Tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and Borrowers agree to indemnify and hold Agent and Lenders harmless with respect to the foregoing, and to repay to Agent and Lenders on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Revolving Loans. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         9.5 Insurance.

              (a) General. Each Borrower shall, and shall cause each of its Subsidiaries to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Agent as to form, amount and insurer. Each Borrower shall furnish such certificates, policies or endorsements to Agent as Agent shall require as proof of such insurance, and, if any Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage, or, in the case of failure to pay premiums due, ten (10) days prior written notice of cancellation or reduction in coverage, and that Agent may act as attorney for the relevant Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Each Borrower shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and each Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent, for the ratable benefit of Lenders, as its interests may appear and further specify that Agent shall be paid regardless of any act or omission by any Borrower or any of its Affiliates.

              (b) Application of Proceeds.

                  (i) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall first reduce the then outstanding Revolving Loans and then any other Obligations (in the manner set forth in this Agreement) then outstanding. During the continuance of a Default or Event of Default, such insurance proceeds may be applied to the Obligations in such order as the Agent may elect.

                  (ii) In the event any part of the Real Property or Equipment is damaged by fire or other casualty and the insurance proceeds for such damage or other casualty is less than or equal to $100,000, Agent shall promptly apply such insurance proceeds to reduce

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
the then outstanding Revolving Loans and then any other Obligations (in the manner set forth in this Agreement) then outstanding. Upon the occurrence of a Default or Event of Default, such insurance proceeds may be applied to the Obligations in such order as Agent may elect.

                  (iii) Absent the occurrence of an Event of Default (which has not been waived in writing as required hereunder), and provided that (A) Borrowers have sufficient business interruption insurance to replace the lost profits of any facility of any Borrower and (B) the insurance proceeds received with respect to damage or other casualty incurred with respect to Real Property or Equipment are in excess of $100,000, Borrowers may elect (by delivering written notice to Agent) to replace, repair or restore such Real Property or Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If Borrowers do not, or cannot, elect to use the insurance proceeds as set forth above, Agent may, subject to the rights of any holders of encumbrances permitted under Section 9.8 hereof which are senior to those of Agent and the Lenders, apply such insurance proceeds to reduce the then outstanding Revolving Loans or other Obligations (in the manner set forth in this Agreement); during the existence of an Event of Default, such insurance proceeds may be applied to the Obligations in such order as Agent may elect.

                  (iv) If Borrowers elect to use insurance proceeds for the repair, replacement or restoration of any Real Property and/or Equipment, and there is then no Event of Default (A) insurance proceeds for any loss in excess of $100,000 on Equipment and/or Real Property will be applied to the reduction of the Loans and (B) Agent may set up an Availability Reserve for an amount equal to such insurance proceeds. Such Availability Reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of Equipment and/or the Real Property and disbursements in connection therewith. Prior to the commencement of any material restoration, repair or replacement of Real Property, Borrowers shall provide Agent with a restoration plan and a total budget certified by an independent third party experienced in construction costing. If there are insufficient insurance proceeds to cover the cost of restoration as so determined, Borrowers shall be responsible for the amount of any such insufficiency, prior to the commencement of restoration and shall demonstrate evidence of such before such Availability Reserve will be reduced. Completion of restoration shall be evidenced by a final, unqualified certification of the design architect employed, if any, an unconditional "Certificate of Occupancy," if applicable, such other certification as may be required by law or if none of the above is applicable, a written good faith determination of completion by Borrowers. Upon Agent's receipt of the applicable completion certificate(s) required hereunder, any remaining Availability Reserve established hereunder will be automatically released.

         9.6 Financial Statements and Other Information.

              (a) Each Borrower agrees to maintain books and records pertaining the Collateral in accordance with GAAP and in such additional detail, form and scope as Agent may, in its reasonable credit judgment, require.

              (b) Until termination of this Agreement and payment and satisfaction of all Obligations due hereunder, Borrowers agree that, unless Agent shall have otherwise consented in

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writing, Borrowers will furnish to Agent and each Lender, with respect to
Parent, Borrowers and all consolidated Subsidiaries:

                  (i) within ninety (90) days after the end of each fiscal year of Borrowers, for such fiscal year, a Consolidated Balance Sheet together with consolidated statements of profit and loss, cash flow and retained earnings, audited by independent public accountants selected by Borrowers and satisfactory to Agent,

                  (ii) within sixty (60) days after the end of each fiscal year of Borrowers, for such fiscal year, on an unaudited basis, a Consolidating Balance Sheet and a Consolidated Balance Sheet, together with consolidated and consolidating statements of profit and loss and of cash flow,

                  (iii) within sixty (60) days after the end of each fiscal quarter of Borrowers, for such fiscal quarter, on an unaudited basis, a Consolidated Balance Sheet and a Consolidating Balance Sheet, together with consolidated and consolidating statements of profit and loss and of cash flow,

                  (iv) within thirty (30) days after the end of each month, for such month and of each of them, on an unaudited basis, a Consolidated Balance Sheet and a Consolidating Balance Sheet, together with consolidated and consolidating statements of profit and loss and of cash flow, and

                  (v) from time to time, such further information regarding the business affairs and financial condition of such entities Agent may reasonably request, including, without limitation (A) the accountant's management practice letter and (B) annual consolidated and consolidating projections in form satisfactory to Agent. Without limiting the generality of the foregoing, or any other provision of this Agreement, on or before December 15, 2002, Borrowers shall have delivered consolidated and consolidating projections for fiscal years 2003, 2004 and 2005, in form satisfactory to Agent.

Each financial statement which is required to be provided hereunder must be accompanied by an officer's certificate, substantially in the form of Exhibit G hereto, signed by the President, Chief Executive Officer, Vice President, Chief Financial Officer, Controller, or Treasurer of each certifying entity.

              (c) Each Borrower shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would have a Material Adverse Effect, (ii) any Material Contract of any Borrower being terminated or amended or any new Material Contract being entered into (in which event such Borrower shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of Five Hundred Thousand Dollars ($500,000) having been entered against any Borrower or any of its properties or assets, (iv) any notification of the violation of any laws or regulation received by any Borrower, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

              (d) Each Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which such Borrower sends to its

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stockholders generally and copies of all reports and registration statements which such Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

              (e) Each Borrower shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information in respect of the Collateral and the business of such Borrower, as Agent may, from time to time, reasonably request. Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower to any court or other Governmental Authority or to any Participant or assignee or prospective Participant or assignee, provided that they comply with
Section 11.4 hereof. Each Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers' expense, copies of the financial statements of any Borrower and any reports or management letters prepared by such accountants or auditors on behalf of such Borrower and to disclose to Agent such information as they may have regarding the business of any Borrower. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by them one (1) year after the same are delivered to them, except as otherwise designated by Borrowers in writing.

         9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. No Borrower shall, nor shall it permit any of its Subsidiaries to (and neither Agent nor any Lender authorizes Borrower to), directly or indirectly:

              (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it;

              (b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

                  (i) sales of Inventory in the ordinary course of business, including dispositions of worn-out Inventory and rentals of Rental Inventory (which have been reported to Agent as being Rental Inventory) to consumers in the ordinary course of business,

                  (ii) the sale or other disposition of Equipment and other miscellaneous items of personal property not comprising Inventory in the event of a store closure, so long as any proceeds are paid to Agent, for the ratable benefit of Lenders, for application to the Obligations (in the manner set forth in this Agreement),

                  (iii) the disposition of worn-out or obsolete Equipment so long as (A) any proceeds are paid to Agent, for the ratable benefit of Lenders, for application to the Obligations (in the manner set forth in this Agreement) if no Event of Default exists, and (B) such sales do not involve Equipment having an aggregate (for all Borrowers) fair market value in excess of Five Hundred Thousand Dollars ($500,000) for all such Equipment disposed of in any fiscal year of Borrowers,

                  (iv) the issuance and sale by any Borrower of Capital Stock of such Borrower after the date hereof; provided, that, (A) Agent shall have received not less than ten (10) Business Days prior written notice of such issuance and sale by such Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the

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total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower from such sale, (B) such Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of such Borrower to request or receive Loans or Letter of Credit Accommodations or the right of such Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of such Borrower with Agent and Lenders, and (D) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

                  (v) the termination or expiration of any contracts, other than Material Contracts,

                  (vi) the termination or expiration of any Material Contracts so long as Borrower shall have given Agent thirty (30) days prior written notice thereof,

                  (vii) the sale, franchising or closing of stores (whether by a transfer of an interest in a joint venture or otherwise) located in Ireland, the United Kingdom, Mexico or Singapore so long as the proceeds of such transactions are immediately remitted to Agent for application to the then outstanding Obligations, if any,

                  (viii) the disposition of any assets resulting from eminent domain action or a casualty loss to the extent that (A) any other provisions with respect to such events contained in this Agreement are fully complied with and (B) any proceeds or other amounts received are immediately paid to Agent, for the benefit of Lenders, for application to the Obligations (in the manner set forth in this Agreement),

                  (ix) the sale and leaseback of Equipment to the extent such transaction otherwise complies with the terms of this Agreement, including, without limitation, Section 9.9(b) hereof,

                  (x) the sale of any of the Real Property so long as: (A) such transaction is entered into at arm's length, (B) such Real Property is sold for fair market value, and (C) the first $20,000,000 in Net Proceeds thereof plus 50% of any Net Proceeds thereof in excess of $20,000,000 are used to repay the then outstanding Obligations until paid in full; provided, that, if no JPMC Indebtedness is then outstanding, 100% of such Net Proceeds shall be applied to any then outstanding Obligations; and provided, that, no sale/leaseback of Real Property shall be permitted hereunder except for the sale/leaseback (as previously agreed by Borrower) of the Real Property on Mercer Street in Seattle, Washington, for the sales price of approximately One Million Dollars ($1,000,000); and

                  (xi) the surrender by MTS of the Surrender Insurance Policies to the issuers of such policies for their cash surrender value.

              (c) wind up, liquidate or dissolve except that any Obligor may be wound up, liquidated or dissolved at any time provided that (i) such Obligor's assets remaining after the

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satisfaction of its liabilities are conveyed to another Obligor or to a Borrower and (ii) the proceeds of such transactions, if any, are immediately remitted to Agent for application to the then outstanding Obligations, if any; or

              (d) agree to do any of the foregoing.

         9.8 Encumbrances. No Borrower shall, nor permit any of its Subsidiaries to, create, incur, assume, suffer or permit to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

              (a) the security interests and liens of Agent and Lenders;

              (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, as the case may be, to the extent (i) adequate reserves have been set aside on its books for such liens in accordance with GAAP, (ii) the aggregate amount of such liens does not at any time exceed $250,000, (iii) such liens are not filed on any public records (except for liens on the Real Property) and (iv) such liens are not and could not become senior to the liens of Agent and the Lenders;

              (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's or such Subsidiary's business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

              (d) liens in favor of Merchant Payment Processors with respect to Merchant Payment Receivables processed by such Persons;

              (e) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

              (f) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Sections 9.9(b) or 9.9(c) hereof;

              (g) liens of judgment creditors to the extent such liens do not constitute an Event of Default;

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            (h) the security interests and liens securing the JPMC Indebtedness to the extent such security interests and liens are subordinated to those of Agent and the Lenders as provided in the JPMC Intercreditor Agreement;

            (i) the security interests and liens set forth on Schedule 8.4 hereto;

            (j) to the extent they do not encumber or affect Eligible Merchant Payment Receivables, Eligible Inventory or Real Property Collateral, liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

            (k) pledges and deposits made in the ordinary course of business in compliance with worker's compensation, unemployment insurance and other social security laws or regulations;

            (l) liens that are deemed to be part of ordinary course franchise agreements to which a Borrower, as a franchisor, is a party;

            (m) deposits of cash with owners/lessors of premises leased by Borrowers in the ordinary course of business;

            (n) liens granted with respect to the Real Property Collateral to secure Indebtedness permitted under Section 9.9(q) hereof; and

            (o) lien against the Surrendered Insurance Policies to secure the payment of the amounts MTS owes under the Trust Note.

      9.9 Indebtedness. No Borrower shall, nor permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, suffer or permit to exist, any Indebtedness or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the performance, dividends or other obligations of any Person, except:

            (a)   the Obligations;

            (b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) not to exceed Ten Million Dollars ($10,000,000) in the aggregate at any time outstanding so long as such security interests do not apply to any property of such Person other than the Equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment so acquired; for purposes hereof, (i) Indebtedness shall qualify as purchase money Indebtedness if it is incurred within one hundred eighty (180) days of the date such Person acquires the Equipment which is to be secured by such Indebtedness and (ii) the cost of the Equipment acquired shall include delivery, installation and tax expenses for purchasing and installing such Equipment;

            (c) purchase money Indebtedness arising after the date hereof to the extent secured by purchase money mortgages on Real Property not to exceed One Million Dollars ($1,000,000) in the aggregate at any time outstanding so long as such mortgages do not apply to

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
any property of such Person other than the Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Real Property so acquired;

            (d) guaranties by any Subsidiaries of such Borrower of the Obligations in favor of Agent and Lenders;

            (e) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, taxes or labor;

            (f) the Subordinated Public Debt, provided, that, (i) no Borrower or any of its Subsidiaries shall enter into any amendment of the Indenture, the Senior Subordinated Notes or any document, agreement, instrument, note or guaranty related thereto (the "Public Debt Documents") without the prior written consent of Agent, (ii) no Borrower or any of its Subsidiaries may make any principal payments with respect to such Indebtedness unless (A) both before and after giving effect to such payment, there exists no Default or Event of Default, (B) Excess Availability for the ninety (90) day period immediately preceding any such payment shall have been $25,000,000 or greater at all times,
(C) after giving effect to any such payment, Excess Availability shall be $25,000,000 or greater, and (D) pro forma Excess Availability for the twelve
(12) month period following such payment shall be $25,000,000 or greater as determined by Agent, in its sole discretion, based upon its review of Borrowers' consolidated and consolidating financial projections for such period provided to Agent upon Borrowers', or Borrower Agent's, request to make such payment; and
(iii) Borrower may make regularly scheduled interest payments only so long as both before and after giving effect to such payment, there exists no Default or Event of Default;

            (g) the JPMC Indebtedness, provided, that, (i) no Borrower or any of its Subsidiaries shall enter into any amendment of the JPMC Agreements without the prior written consent of Agent; and (ii) no Borrower or any of its Subsidiaries may make any payments with respect to such Indebtedness unless (A) except with respect to subsection (H) below, such payments are expressly required under the terms of Sections 2.02, 2.03(a), 2.04(a), 2.04(b), 2.04(c), 2.04(d) or 2.04(e) of the JPMC Loan Agreement, (B) with respect to prepayments contemplated by Sections 2.04(c), (d) and (e) of the JPMC Loan Agreement, both before and after giving effect to such payment, there exists no Default or Event of Default, (C) with respect to prepayments contemplated by Section 2.04(c) of the JPMC Loan Agreement, Borrowers shall have made all payments required by and otherwise complied with the terms of Section 9.9(q) hereof, (D) with respect to prepayments contemplated by Section 2.04(d) of the JPMC Loan Agreement: (1) Borrowers shall have made all payments required by and otherwise complied with the terms of Section 9.7(b)(x) hereof, (2) Excess Availability for the ninety
(90) day period immediately preceding any such payment shall have been $25,000,000 or greater at all times and (3) after giving effect to any such payment, Excess Availability shall be $25,000,000 or greater, (E) with respect to prepayments contemplated by Section 2.04(e) of the JPMC Loan Agreement: (1) Excess Availability for the ninety (90) day period immediately preceding any such payment shall have been $25,000,000 or greater at all times, (2) after giving effect to any such payment, Excess Availability shall be $25,000,000 or greater, (3) pro forma Excess Availability for the twelve (12) month period following such payment shall be $25,000,000 or greater as determined by Agent, in its sole discretion, based upon its review of Borrowers' consolidated and consolidating financial projections for such period provided to Agent upon Borrowers', or

Borrower Agent's, request to make such payment, and (4) at the time such payment is to be made, Borrower Agent and its consolidated Subsidiaries shall have a positive Fixed Charge Coverage Amount (as defined in the JPMC Loan Agreement) when measured on a cumulative basis from August 1, 2002 through the last day of the month immediately preceding such payment date, (F) with respect to regularly scheduled interest and principal payments, during the existence of a Default or an Event of Default, such payments are not made using any proceeds of Collateral or any Loans or Letter of Credit Accommodations; (G) with respect to prepayments contemplated by Section 2.04(a) of the JPMC Loan Agreement, Agent has received $1,500,000 of the proceeds of the Trust Note; and (H) if, in accordance with the terms of this Agreement, Borrowers exercise their right to terminate this Agreement and indefeasibly repay and satisfy in full, in cash all of the Obligations then outstanding, then upon the indefeasible repayment and satisfaction in full, in cash, of all of the Obligations then outstanding other than the principal balance of the Term Loan, Borrowers may pay to JPMC, for application to the then outstanding JPMC Indebtedness, an amount equal to the then outstanding principal balance of the Term Loan so long as: (1) JPMC and the JPMC Lenders shall have entered into an agreement, in form and substance satisfactory to Agent, providing for the sale to JPMC and the JPMC Lenders, without recourse, representations or warranties of any kind, of the Term Loan by Agent and the Lenders and, upon Agent's receipt of the full amount of the principal balance of the Term Loan in cash, the assignment to JPMC of the Broadway Mortgage, (2) no adverse consequence to Agent or any Lender would arise as a result of such transactions, as determined by Agent; (3) such transactions are not prohibited by or would violate any court order or applicable law, as determined by Agent; (4) upon consummation of such transactions, all of the Obligations would be indefeasibly repaid and satisfied in full, in cash and neither Agent nor any Lender would have any obligation to provide any financing to Borrowers; and (5) Borrowers shall have consented, in writing, to such transactions;

            (h) deferred taxes and other expenses incurred in the ordinary course of such Borrower's business;

            (i)   other Indebtedness listed on Schedule 9.9 hereto;

            (j) any renewals or refinancings of Indebtedness described in Sections 9.9(b), (c), (f), (g) and (i) in amounts not exceeding such Indebtedness as of the date renewed or refinanced, if (i) the average life to maturity of such renewed or refinanced Indebtedness is greater than or equal to that of the Indebtedness renewed or refinanced, (ii) such renewal or refinancing is on terms no less favorable than the terms of the original Indebtedness and
(iii) such renewal or refinancing is otherwise in compliance with this Agreement;

            (k)   Indebtedness under any Hedging Transactions;

            (l) guaranties by a Borrower of the Indebtedness of another Borrower or Obligor hereunder, to the extent that such other Borrower or Obligor, as the case may be, is not prohibited under the Financing Agreements from incurring such Indebtedness;

            (m) guaranty obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and similar obligations not exceeding $500,000 for any one such guaranty and $1,000,000 in the aggregate for all such guaranties at any one time outstanding;

            (n) guaranty obligations arising with respect to customary indemnification and purchase price adjustment obligations incurred in connection with any sale or other disposition of assets permitted hereunder;

            (o) other unsecured Indebtedness not to exceed $10,000,000 in the aggregate principal amount at any one time outstanding; provided, however, with respect to Indebtedness of $2,000,000 or more owed to any one Person, Agent must have received a subordination agreement, in form and substance satisfactory to Agent in its sole discretion, from such Person;

            (p) unsecured Indebtedness described in Section 1.59(i) hereof to the extent such Indebtedness (i) is incurred with respect to software licenses entered into in the ordinary course of business or (ii) is incurred pursuant to such a License Agreement entered into in the ordinary course of business and does not exceed $1,000,000, in the aggregate for both Borrowers, per fiscal year;

            (q) Indebtedness which is secured solely and directly by the Real Property Collateral so long as (i) Agent shall consent in writing to the terms of such transaction and (ii) the Net Proceeds of such Indebtedness are used to repay, in the following order: (A) first, the then outstanding Real Estate Loans and any accrued interest thereon until paid in full; (B) second, any other Obligations then outstanding in an amount equal to (1) $7,500,000 minus (2) the aggregate amount repaid under clause (A) above; and (C) third, any other Obligations then outstanding in an amount equal to 50% of such Net Proceeds in excess of $7,500,000; provided, that, if no JPMC Indebtedness is then outstanding, 100% of such Net Proceeds shall be applied to any then outstanding Obligations; and

            (r) Indebtedness evidenced by the Trust Note, provided that (i) MTS may not enter into any amendment of the Trust Note without the prior written consent of Agent, (ii) no interest accrues under the Trust Note, and (iii) principal payment of the Trust Note is made solely from the cash surrender payments that MTS receives with respect to the Surrendered Insurance Policies.

      9.10 Loans, Investments, Etc. No Borrower shall, nor permit any of its Subsidiaries to, directly or indirectly, make, or suffer or permit to exist, any loans or advance money or property to any Person, or any investment in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

            (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

            (b) investments in cash or Cash Equivalents, provided, that, (i) no Loans are then outstanding and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account or investment account in which such cash or Cash Equivalents are held;

            (c) the existing equity investments of such Borrower as of the date hereof in its Subsidiaries, provided, that, such Borrower shall have no obligation to make any other investment in, or loans to, or other payments in respect of, any such Subsidiaries other than: (i) payments made to any of Sunset, CBI, JH, RTR or Pipernick as lease payments with respect to real property owned by such Subsidiaries and leased to a Borrower to the extent that such payments are materially recouped from payments made to such Borrower by such Subsidiaries with respect to Indebtedness owing to such Borrower, (ii) to any Obligor up to an aggregate of $1,000,000 per year (for all Obligors) for operating expenses actually incurred by such Obligor and (iii) until March 31, 2003, up to $5,000,000 to TRS and ITR with respect to costs actually incurred in winding down and liquidating such Obligors;

            (d) equity investments of such Borrower in any wholly-owned Subsidiary incorporated under the laws of any State of the United States of America formed or acquired after the date hereof, provided, that, (i) promptly upon such formation or acquisition, such Borrower shall cause any such Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent, (A) an absolute and unconditional guaranty of payment of the Obligations, (B) a security agreement granting to Agent, for itself and the ratable benefit of the Lenders, a first security interest and lien (except as otherwise consented to in writing by Agent) upon all of the assets of such Subsidiary, and (C) such other agreements, documents and instruments as Agent may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiary to Agent and Lenders, (ii) promptly upon Agent's request: (A) such Borrower shall execute and deliver to Agent, in form and substance satisfactory to Agent, a pledge and security agreement granting to Agent, for itself and the ratable benefit of the Lenders, a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of such Subsidiary, and (B) such Borrower shall deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company or other entity) together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company), (iii) as of the date of any payment in respect of such investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (iv) in no event shall the aggregate amount of all capital contributions, investments or other amounts paid by such Borrower to any Subsidiary formed or acquired after the date hereof or to any other person for or otherwise in connection with the formation or acquisition thereof exceed Five Hundred Thousand Dollars ($500,000), and (v) as of the date of any payment in respect of such investment and after giving effect thereto, Excess Availability
(A) shall be not less than Twenty Million Dollars ($20,000,000) and (B) for each of the immediately preceding thirty (30) consecutive days shall have been not less than Twenty Million Dollars ($20,000,000);

            (e) stock or obligations issued to such Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent's request, together with such stock power, assignment or endorsement by such Borrower as Agent may request;

            (f) obligations of account debtors to such Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower, such promissory note shall be endorsed to the order of Agent by such Borrower and promptly delivered to Agent as so endorsed;

            (g) loans or advances to employees of a Borrower or an Obligor extended in the ordinary course of business, to the extent that the aggregate outstanding amount of such loans and advances (other than those in existence as of the date hereof which are set forth on Schedule 9.10 hereto) does not exceed $1,000,000 at any one time; provided that, upon request by Agent, Borrowers shall endorse to the order of and deliver any original notes or other such instruments evidencing such loans or advances to Agent; and

            (h) the loans and advances set forth on Schedule 9.10 hereto; provided, that, as to such loans and advances, (i) such Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and (ii) such Borrower shall furnish to Agent all notices or demands in connection with such loans and advances either received by such Borrower or on its behalf, promptly after the receipt thereof, or sent by such Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

      9.11 Dividends and Redemptions. No Borrower shall, directly or indirectly, declare or pay any dividends on account of any shares of any class of Capital Stock of such Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except in any case in the form of shares of Capital Stock consisting of common stock.

      9.12 Transactions with Affiliates. No Borrower shall, directly or indirectly, (a) other than the transfer of the Broadway Property to Pipernick by Borrower Agent, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with any Borrower, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person or
(b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of any Borrower except reasonable compensation to officers, employees and directors for services rendered to such Borrower in the ordinary course of business.

      9.13 Compliance with ERISA. Each Borrower shall and shall cause each of its ERISA Affiliates to: (a) maintain each Plan (other than a Multiemployer
Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any liability to the Pension

Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.

      9.14 Change in Business. No Borrower shall engage in any business other than the business of such Borrower on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower is engaged on the date hereof.

      9.15 Limitation of Restrictions Affecting Subsidiaries. No Borrower shall, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or any Subsidiary of such Borrower;
(b) make loans or advances to such Borrower or any Subsidiary of such Borrower,
(c) transfer any of its properties or assets to such Borrower or any Subsidiary of such Borrower; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or any of its Subsidiaries, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or its Subsidiary, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower prior to the date on which such Subsidiary was acquired by such Borrower and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

      9.16      Financial Covenants.

            (a)   During any Availability Cure Period:

                  (i) Borrowers and their consolidated Subsidiaries shall not permit the Fixed Charge Coverage Amount for the periods set forth below to be less than the amounts set forth opposite thereto:

                                             Minimum Fixed Charge
      Period                                 Coverage Amount
      ------                                 --------------------
      (A)   For the one-month period ending
            August 31, 2002                     ($4,732,000)

                                                        Minimum Fixed Charge
      Period                                            Coverage Amount
      ------                                            --------------------
      (B)   For the two-month period ending
            September 31, 2002                          ($10,228,000)
      (C)   For the three-month period ending
            October 31, 2002                            ($16,869,000)
      (D)   For the three-month period ending
            November 30, 2002                           ($14,212,000)
      (E)   For the three-month period ending
            December 31, 2002                            ($4,787,000)
      (F)   For the three-month period ending
            January 31, 2003                             ($2,783,000)
      (G)   For the three-month period ending
            February 28, 2003                            ($2,291,000)
      (H)   For the three-month period ending
            March 31, 2003                               ($7,825,000)
      (I)   For the three-month period ending
            April 30, 2003                               ($5,211,000)
      (J)   For the three-month period ending
            May 31, 2003                                 ($4,903,000)
      (K)   For the three-month period ending
            June 30, 2003                                ($5,616,000)
      (L)   For the three-month period ending
            July 31, 2003                                ($5,933,000)
      (M)   For the three-month period ending
            August 31, 2003                              ($6,850,000)
      (N)   For the three-month period ending
            September 30, 2003                           ($7,288,000)
      (O)   For the three-month period ending
            October 31, 2003                             ($7,570,000)
      (P)   For the three-month period ending
            November 30, 2003                            ($5,367,000)
      (Q)   For the three-month period ending
            December 31, 2003                             $2,277,000
      (R)   For the three-month period ending
            January 31, 2004                                $928,000
      (S)   For the three-month period ending
            February 29, 2004                                $60,000
      (T)   For the three-month period ending
            March 31, 2004                               ($7,253,000)
      (U)   For the three-month period ending
            April 30, 2004                               ($5,483,000)
      (V)   For the three-month period ending
            May 31, 2004                                 ($6,111,000)
      (W)   For the three-month period ending
            June 30, 2004                                ($6,503,000)

                                          Minimum Fixed Charge
Period                                    Coverage Amount
------                                    --------------------
(X)   For the three-month period ending
      July 31, 2004                       ($7,082,000)
(Y)   For the three-month period ending
      August 31, 2004                     ($7,808,000)
(Z)   For the three-month period ending
      September 30, 2004                  ($8,006,000)
(AA)  For the three-month period ending
      October 31, 2004                    ($7,935,000)
(BB)  For the three-month period ending
      November 30, 2004                   ($5,542,000)
(CC)  For the three-month period ending
      December 31, 2004                    $2,359,000
(DD)  For the three-month period ending
      January 31, 2005                       $993,000
(EE)  For the three-month period ending
      February 28, 2005                      $116,000
(FF)  For the three-month period ending
      March 31, 2005                      ($7,354,000)
(GG)  For the three-month period ending
      April 30, 2005                      ($5,571,000)

            (ii) Borrowers and their respective Subsidiaries, on a consolidated basis, shall not permit the ratio of (A) accounts payable to (B) Inventory to be less than the following as measured on the following dates:

Date                                          Ratio
----                                          -----
(1)            As of August 31, 2002          0.60 to 1.00
(2)            As of September 30, 2002       0.64 to 1.00
(3)            As of October 31, 2002         0.67 to 1.00
(4)            As of November 30, 2002        0.69 to 1.00
(5)            As of December 31, 2002        0.68 to 1.00
(6)            As of January 31, 2003         0.73 to 1.00
(7)            As of February 28, 2003        0.71 to 1.00
(8)            As of March 31, 2003           0.68 to 1.00
(9)            As of April 30, 2003           0.65 to 1.00
(10)           As of May 31, 2003             0.63 to 1.00
(11)           As of June 30, 2003            0.60 to 1.00
(12)           As of July 31, 2003            0.61 to 1.00
(13)           As of August 31, 2003          0.62 to 1.00
(14)           As of September 30, 2003       0.65 to 1.00
(15)           As of October 31, 2003         0.66 to 1.00
(16)           As of November 30, 2003        0.68 to 1.00
(17)           As of December 31, 2003        0.68 to 1.00

Date                                  Ratio
----                                  -----
(18)       As of January 31, 2004     0.73 to 1.00
(19)       As of February 29, 2004    0.71 to 1.00
(20)       As of March 31, 2004       0.68 to 1.00
(21)       As of April 30, 2004       0.65 to 1.00
(22)       As of May 31, 2004         0.62 to 1.00
(23)       As of June 30, 2004        0.60 to 1.00
(24)       As of July 31, 2004        0.61 to 1.00
(25)       As of August 31, 2004      0.62 to 1.00
(26)       As of September 30, 2004   0.65 to 1.00
(27)       As of October 31, 2004     0.66 to 1.00
(28)       As of November 30, 2004    0.68 to 1.00
(29)       As of December 31, 2004    0.68 to 1.00
(30)       As of January 31, 2005     0.73 to 1.00
(31)       As of February 28, 2005    0.71 to 1.00
(32)       As of March 31, 2005       0.68 to 1.00
(33)       As of April 30, 2005       0.65 to 1.00

            (b) Borrowers shall at all times maintain Excess Availability of $15,000,000 or more.

      9.17      License Agreements.

            (a) Each Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, to the extent that the failure to observe any of the foregoing requirements is not likely to have a Material Adverse Effect and except that, subject to Section 9.17(b) below, such Borrower may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower; provided, that, such Borrower shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower in the case of a notice to such Borrower, and concurrently with the sending thereof in the case of a notice from such Borrower) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower in connection with any material License Agreement which relates to the right of such Borrower to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of any material License Agreement.

            (b) Each Borrower will either exercise any option to renew or extend the term of each License Agreement which is a Material Contract in such manner as will cause the term of such License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Borrower does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of any Borrower to extend or renew any License Agreement which is a Material Contract, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name as agent for the Lenders, or in the name of a designee or nominee of Agent or in the name of such Borrower, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. During the continuance of an Event of Default, Agent may, but shall not be required to, perform any or all of such obligations of any Borrower under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

      9.18 Life Insurance. Borrowers, or any one of them, shall maintain the Life Insurance Policies as currently in effect. Without limiting any provision of this Agreement, upon Borrower Agent's receipt of any amounts with respect to the termination of its obligations to pay premiums in respect of any life or other insurance policies of which Borrower Agent or any of its Subsidiaries is not the sole owner and beneficiary, Borrower Agent shall immediately remit such amounts, exclusive of any amounts permitted to be paid to JPMC under the terms of Section 9.9(g)(ii)(G) hereof, to Agent for application to the then outstanding Obligations.

      9.19 Software. In the event that any Borrower comes to be the owner of any material (as determined by Agent in its sole and commercially reasonable discretion) software capable of being registered with the United States Copyright Office, such Borrower shall promptly register such software with the United States Copyright Office and, at Agent's option, execute and deliver to Lender a security agreement, in form and substance satisfactory to Agent to be recorded in the United States Copyright Office with respect to such registered software.

      9.20 Chief Restructuring Officer. In the event that the Chief Restructuring Officer shall at any time cease to be an employee of Borrower Agent, to the extent that Agent shall reasonably require that a Chief Restructuring Officer continue to be employed by Borrower Agent, Borrower Agent shall promptly appoint a new chief restructuring officer satisfactory to Agent and JPMC. The Chief Restructuring Officer (or his/her successor appointed in accordance with the terms of this Section) shall at all times report directly to Borrower Agent's board of directors and have an ongoing role as a principal decision maker with respect to matters affecting Borrower Agent's and its Subsidiaries' business strategy and operations.

      9.21 Leasehold Deeds of Trust/Mortgages; Additional Collateral Access Agreements.

            (a) Borrowers agree to use their best efforts to provide to Agent deeds of trust or mortgages, as applicable, together with any other documents related thereto that Agent may reasonably require, with respect to their leasehold interests in Real Property, each substantially in the form of Exhibit I hereto, but in any case in form and substance satisfactory to Agent; provided, however, after an Event of Default, Borrowers shall provide such deeds of trust or mortgages, as applicable.

            (b) Borrowers agree to use their best efforts to provide to Agent Collateral Access Agreements for all leased locations and from all third parties who may from time to time be in possession of any portion of the Collateral, each in form and substance satisfactory to Agent; provided, however, upon request by Agent or after an Event of Default, Borrowers shall provide such Collateral Access Agreements.

      9.22 Costs and Expenses. Borrowers shall pay to Agent, for itself and the ratable benefit of Lenders, on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent's and Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums (including, without limitation, title insurance premiums and additional title insurance premiums required as a result of any increase in the appraised value of Real Property Collateral), environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's customary charges and fees with respect thereto; provided, however, Borrowers shall be required to pay the costs and expenses associated with one appraisal per quarter (and monthly desktop appraisals pursuant to Section 7.3(d)) but if an Event of Default has occurred and is continuing, Borrowers shall be required to pay the costs and expenses associated with any and all appraisals that may be conducted; (c) charges, fees or expenses charged by any bank or Issuing Bank in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, for itself and the ratable benefit of Lenders, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent and/or Lenders arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent or any Lender during the course of periodic field examinations of the Collateral and Borrowers' operations, plus a per diem charge at the then prevailing rate (currently Seven Hundred Fifty Dollars ($750) per person per day) for Agent's examiners in the field and office; provided, however, Borrowers shall be required to pay the costs and expenses associated with one field examination per quarter but if an Event of Default has occurred and is continuing, Borrowers shall be required to pay the costs and expenses associated with any and all

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field examinations that may be conducted; and (g) the costs, expenses, fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

      9.23 Further Assurances. At the request of Agent or any Lender at any time and from time to time, Borrowers shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of each Borrower, or of Borrower Agent on behalf of all Borrowers, representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied.
In the event of such request by Agent, Agent and Lenders may, at Agent's option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

      10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

            (a) any Borrower fails to pay when due any of the Obligations; provided that, nothing contained herein shall prohibit Agent from charging such amounts to Borrowers' loan account(s) on the due date thereof;

            (b) any Borrower or Obligor breaches or fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement (other than those referenced in Section 10.1(c) below) or any of the other Financing Agreements and such failure, as determined by Agent in its sole discretion, continues for more than ten (10) Business Days; provided that, such ten (10) Business Day period shall not apply in the case of (i) any failure to perform a term, covenant, condition or provision which results in the occurrence of an Event of Default addressed in any other provision or paragraph of this Section 10.1, (ii) any failure to perform any such term, covenant, condition or provision that has been the subject of a previous failure within the prior twelve (12) month period or (iii) the failure to deliver any item required on a weekly or more frequent basis, in which case the applicable cure period for purposes of this section shall be five (5) Business Days; and provided further, Agent may institute such additional Availability Reserves as Agent may, in its reasonable credit judgment, deem necessary or desirable to address such events;

            (c) any Borrower breaches or fails to perform any of the terms, covenants, conditions or provisions contained in Sections 6.3, 6.7, 9.1, 9.2, 9.5, 9.7, 9.9(f), 9.9(g) or 9.16 hereof;

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            (d) Borrowers breach or fail to perform the covenants contained in
Section 9.16(a) when measured for the calendar month immediately preceding the beginning of any Availability Cure Period;

            (e) any representation, warranty or statement of fact made by any Borrower or Obligor to Agent or any Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

            (f) any Obligor revokes or terminates any guaranty, endorsement or other agreement of such party in favor of Agent or any Lender;

            (g) any judgment for the payment of money is rendered against any Borrower or any Obligor in excess of Five Hundred Thousand Dollars ($500,000) (net of any amounts covered by insurance) in any one case or in excess of One Million Dollars ($1,000,000) (net of any amounts covered by insurance) in the aggregate;

            (h) any Borrower or, except as expressly permitted under the terms of this Agreement, any Obligor dissolves, suspends or discontinues doing business;

            (i)   any Borrower shall cease to be Solvent;

            (j) any Borrower or any Obligor shall make an assignment for the benefit of creditors, or solicits a reorganization, arrangement, adjustment or moratorium from its creditors or principal creditors generally with respect to its debts as a whole or for the purpose of winding down or liquidating;

            (k) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower, any Obligor or all or any part of their respective properties and such case or proceeding is not (i) contested by such Person within ten (10) days after filing thereof; provided however, Agent and the Lenders shall not be obligated to make any Loans or other advances during such period; and (ii) dismissed or vacated within sixty (60) days after filing thereof; provided however, Agent and the Lenders shall not be obligated to make any Loans or other advances during such period;

            (l) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower, any Obligor or for all or any part of their respective properties;

            (m) any default by any Borrower or any Obligor under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any person other than Agent and Lenders (including, without limitation, the JPMC Agreements, the Senior Subordinated Notes or any agreements related thereto), or any capitalized lease obligations, contingent Indebtedness in connection with any guaranty, letter of credit, indemnity or similar

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type of instrument in favor of any person other than Agent and Lenders, in any case in an amount in excess of Five Hundred Thousand Dollars ($500,000), which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower or any Obligor under any Material Contract which would permit the holder or holders thereof to accelerate the payment of such other Indebtedness; provided, however, that upon cure or waiver of such default with respect to such other Indebtedness, the Event of Default under this Section 10.1(m) shall automatically be cured without any action by Agent, the Lenders, Borrowers or Obligors;

            (n) any bank at which any deposit account of any Borrower is maintained shall fail to comply with any of the terms of any Deposit Account Control Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of such Borrower shall fail to comply with any of the terms of any Investment Property Control Agreement to which such person is a party and such failure (i) presents a risk of loss, as determined by Agent, of Fifty Thousand Dollars ($50,000) or more, or (ii) continues for more than ten (10) Business Days so long as during such ten (10) Business Day period the funds or other property associated with such account shall have either remained in such account or been remitted to Agent by Borrower; provided, however, without operating as a waiver of the provisions of this Section 10.1(n), Agent may institute additional Availability Reserves in the amount which Agent determines is at risk for loss due to the events described in this;

            (o) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent and Lenders) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

            (p)   an ERISA Event shall occur;

            (q) the stock of (i) Borrower Agent presently held (directly or indirectly) by Parent is transferred, in whole or in part, (ii) TAH presently held (directly or indirectly by Borrower Agent) is transferred, in whole or in part, other than as a result of its dissolution into or merger into Borrower Agent or (iii) Parent presently held (directly or indirectly) by Family Parties is transferred, in whole or in part to a Person that is not a Family Party;

            (r) the indictment by any Governmental Authority of any Borrower or any Obligor under any criminal statute as to which there is a reasonable possibility of an adverse determination that would have a Material Adverse Effect in the good faith determination of Agent, or the commencement of criminal or civil proceedings against any Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral or property of any Obligor having a value in excess

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of Two Hundred Fifty Thousand Dollars ($250,000) or (ii) any other property of any Borrower or any Obligor which is necessary or material to the conduct of its business;

            (s) any event shall occur which would have a Material Adverse Effect; or

            (t) the payment contemplated by Section 2.02 of the JPMC Loan Agreement is made prior to the date on which the Obligations shall have been indefeasibly paid and satisfied in full in cash and Agent and Lenders shall have no further obligations to provide any Loans, Letter of Credit Accommodations or other financing of any kind to Borrowers under this Agreement or otherwise.

      10.2      Remedies.

            (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent shall, upon the direction of the Required Lenders, at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against any Borrower or any Obligor to collect the Obligations without prior recourse to any other Obligor or any of the Collateral.

            (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent, for the ratable benefit of Lenders, (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(k) or 10.1(l) all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral,
(iii) require each Borrower, at Borrowers' expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with Agent or any Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower, which right or equity of redemption is hereby

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expressly waived and released by each Borrower and/or (vii) terminate this
Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent, for the ratable benefit of Lenders. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrower Agent designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent's request, Borrowers will either, as Agent shall specify, furnish cash collateral to the Issuing Bank to be used to secure and fund Agent's and/or Lenders' reimbursement obligations to the Issuing Bank in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent, for itself and the ratable benefit of Lenders, for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred five percent (105%) of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the expiration of such Letter of Credit Accommodations.

            (c) Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, enforce any Borrower's rights against any account debtor, Merchant Payment Processor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may at such time or times (i) notify any or all account debtors, Merchant Payment Processors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent, for itself and the ratable benefit of Lenders, and that Agent, for itself and the ratable benefit of Lenders, has a security interest therein and Agent may direct any or all accounts debtors, Merchant Payment Processors, secondary obligors and other obligors to make payment of Receivables directly to Agent,
(ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor, Merchant Payment Processor, any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its and Lender's interests. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any account debtor or Merchant Payment Processor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and each Borrower shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, each Borrower shall, upon Agent's request, hold the returned Inventory in trust for Agent and Lenders, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent's instructions, and not issue any credits, discounts

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or allowances with respect thereto inconsistent with such Borrower's normal returns policy for consumers without Agent's prior written consent.

            (d) To the extent that applicable law imposes duties on Agent or Lenders to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by such Person to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties,
(xi) to purchase insurance or credit enhancements to insure such Person against risks of loss, collection or disposition of Collateral or to provide to such Person a guaranteed return from the collection or disposition of Collateral, or
(xii) to the extent deemed appropriate by such Person, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist such Person in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in such Person's exercise of remedies against the Collateral and that other actions or omissions by such Person shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or to impose any duties on Agent or any Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

            (e) For the purpose of enabling Agent and Lenders to exercise the rights and remedies hereunder, each Borrower hereby grants to Agent, for itself and the benefit of Lenders, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Borrower) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by such Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

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            (f) Agent may apply the cash proceeds of Collateral actually received by it from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrowers shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

            (g) Without limiting the foregoing, upon and during the continuance of a Default (other than a Default which Borrowers are actively engaged in curing under the terms of Sections 10.1(b) or 10.1(n) hereof) or Event of Default, Agent may, and upon the direction of the Required Lenders, shall, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent or Lenders to Borrowers. Borrowers hereby waive any rights they may have or acquire to contest the validity or strict enforcement of this Section 10.2(g).

            (h) With respect to any Deposit Account Control Agreements or Investment Account Control Agreements which Agent and any Borrower may be party to from time to time, unless such agreements provide that, upon the effectiveness of such agreements, Agent is to have sole control of any accounts or property subject to such agreements, Agent agrees that it shall only exercise its right to sole control of such accounts or property upon the occurrence and during the continuance of an Event of Default.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

      11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver.

            (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (applicable to contracts made and performed in such State).

            (b) Borrowers, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, whichever Lender may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent or any Lender shall have the right to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which such Person deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or its property).

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            (c) Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent's or any Lender's option, by service upon such Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Borrowers shall appear in answer to such process, failing which such Borrower or Borrowers shall be deemed in default and judgment may be entered by Agent or any Lender against such Borrower or Borrowers for the amount of the claim and other relief requested.

            (d) BORROWERS, AGENT AND EACH LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, AGENT AND EACH LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (e) Neither Agent nor any Lender shall have any liability to any Borrower (whether in tort, contract, equity or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on such Person, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of such Person. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that they acted in good faith and with the exercise of ordinary care in the performance by them of the terms of this Agreement. Except as prohibited by law, each Borrower waives any right which it may have to claim or recover in any litigation with Agent or any Lender any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each Borrower: (i) certifies that none of Agent, any Lender, or any of their respective representatives, agents or attorneys acting for or on behalf of such Person has represented, expressly or otherwise, that such Person would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

      11.2 Waiver of Notices. Each Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral,

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and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower which Agent or any Lender may elect to give shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances.

      11.3  Amendments and Waivers.

            (a) Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed as provided in this Section 11.3(a). Neither Agent nor any Lender shall, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of such Person as provided in this Section 11.3(a). Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

            (b) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Agent and the Required Lenders, and as to amendments to any of the Financing Agreements, by Borrowers; except, that, any change, waiver, discharge or termination with respect to the following shall require the consent of Agent and all Lenders:

                  (i) the extension of the term of this Agreement beyond the initial or any subsequent Anniversary Date;

                  (ii) reduction in the interest rate or any fees or the extension of the time of payment of interest or any fees or reduction in the principal amount of any Loans or Letter of Credit Accommodations;

                  (iii) increase in the Loan Commitment of any Lender over the amount thereof then in effect or provided hereunder (it being understood that a waiver of any Event of Default shall not constitute a change in the terms of any Loan Commitment of any Lender);

                  (iv) the release of any Collateral (except as expressly required by the Financing Agreements and except as permitted under Section 12.11(b) hereof);

                  (v) any increase in the borrowing availability under this Agreement including any increase in advance rates, reduction of reserves or any amendment, modification or waiver of the terms of the definitions of or any provisions relating to (or application of discretionary criteria in any manner resulting in an increase to amounts available pursuant to such definitions and provisions relating to) (A) Borrowing Base, (B) Eligible Inventory, (C) Eligible Merchant Payment Receivables, (D) Excess Availability, (E) Availability Reserves, (F) Net Orderly Liquidation Value, or (G) Revolving Loan Limit, except to the extent such amendments or modifications have the effect of making such definitions more restrictive;


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                  (vi)  the amendment, modification or waiver of: (A) the terms of the definitions of or any provisions relating to Anniversary Date or Maximum Credit; or (B) any provision of this Section 11.3;

                  (vii) the reduction of any percentage specified in the definition of Required Lenders;

                  (viii) the consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement;

                  (ix) the release of any Obligor or other guarantor of the Obligations except as required pursuant to the Financing Agreements;

                  (x) the reduction of the amount of Excess Availability Borrowers are required to maintain pursuant to Section 9.16(b) hereof; or

                  (xi) the change or waiver of any provisions requiring a mandatory payment or prepayment on the Obligations.

            (c) Notwithstanding anything to the contrary contained in Section 11.3(b) above, in the event that Borrowers request that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders or the consent of the Required Lenders and such amendment or other modification is agreed to by Agent, then, Agent and any consenting Lenders may amend this Agreement without the consent of the Lender or Lenders who did not agree to such amendment or other modification (collectively, the "Minority Lenders") to provide for (i) the termination of the Loan Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other Lenders, or an increase in the Loan Commitment of one or more of such consenting Lenders, so that the Loan Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Loan Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or such consenting Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (iv) the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Agent and such consenting Lenders, if any, may determine to be appropriate. Borrowers shall not be obligated to pay the Minority Lenders any early termination fee under Section 3.3(b) hereof or otherwise in connection with the payments to them under this Section 11.3(c).

            (d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.

      11.4 Confidentiality. Agent and each Lender agrees that it will use its reasonable best efforts not to disclose, without the prior consent of Borrower Agent, confidential information with respect to Borrowers, any Obligor, any of their respective Subsidiaries which is furnished pursuant to this Agreement and the other Financing Agreements that the Borrowers or Obligors


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directly provide to Agent and the Lenders that is specifically designated as confidential in writing by such Person; provided, that, Agent or any Lender may disclose any such information (a) to its employees, auditors or counsel, or to another Lender if the disclosing Person or such disclosing Person's holding or parent company in its sole discretion determines that any such party should have access to such information, (b) as has become generally available to the public,
(c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Agent or such Lender, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; provided, that, Agent or such Lender uses good faith efforts to give such Person advance notice of such request for disclosure unless prohibited from doing so by applicable law, (e) in order to comply with any statute or regulation, and (f) to any prospective or actual assignee or Participant in connection with any contemplated transfer or participation of any of the Loan Commitments or any interest therein by such Lender, provided, that, such assignee or Participant has executed a confidentiality agreement consistent with the terms of this
Section 11.4; and (g) to JPMC and the JPMC Lenders.

      11.5 Waiver of Counterclaims. Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

      11.6 Indemnification. Borrowers shall indemnify and hold Agent and each Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel, except to the extent that the losses, claims, damages, liabilities, costs and expenses arose from the indemnified party's gross negligence or willful misconduct. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, each Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

      12.1 Appointment; Powers and Immunities. Each Lender hereby irrevocably designates, appoints and authorizes The CIT Group/Business Credit, Inc. to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent: (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for


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any recitals, statements, representations or warranties contained in this
Agreement or in any other Financing Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower, any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

      12.2 Reliance By Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

      12.3  Events of Default.

            (a) Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, any Borrower or any Obligor specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a "Notice of Default or Failure of Condition". In the event that Agent receives such a notice, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans


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or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

            (b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or any Obligor or any of the Collateral or other property of any Borrower or Obligor.

      12.4 The CIT Group/Business Credit, Inc. in its Individual Capacity. With respect to its Loan Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as The CIT Group/Business Credit, Inc. shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include The CIT Group/Business Credit, Inc. in its individual capacity as a Lender hereunder. The CIT Group/Business Credit, Inc. (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with any Borrower or Obligor (and any of their respective Subsidiaries or Affiliates) as if it were not acting as Agent, and The CIT Group/Business Credit, Inc. and its Affiliates may accept fees and other consideration from any Borrower or Obligor for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

      12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting the Obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction.

      12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Borrower and Obligor and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or any Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any


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Borrower or any Obligor which is required to be provided to Lenders hereunder and with a copy of any "Notice of Default or Failure of Condition" received by Agent from any Borrower, any Obligor or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or any Obligor that may come into the possession of Agent.

      12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

      12.8 Additional Loans. Agent shall not make any Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would result in an Overadvance, without the prior consent of all Lenders, except, that, Agent may make an Overadvance on behalf of Lenders, intentionally and with actual knowledge thereof as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of such Overadvance shall not exceed the amount equal to ten percent (10%) of the Borrowing Base at that time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and
(b) without the consent of all Lenders, Agent shall not make any Overadvance more than ninety (90) days from the date of the first such Overadvance. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such Overadvance provided that Agent is acting in accordance with the terms of this Section 12.8.

      12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements relating to the Collateral, for the ratable benefit of Lenders and Agent. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements relating to the Collateral, and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

      12.10 Field Audits; Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

            (a) is deemed to have requested that Agent furnish to each Lender, promptly after it becomes available, a copy of each field audit or examination report and a weekly report with respect to the Borrowing Base prepared by Agent (each field audit or examination report and weekly report with respect to the Borrowing Base being referred to herein as a "Report" and collectively, the "Reports");


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            (b)   expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report; provided, that, nothing contained in this Section 12.10 shall be construed to limit the liability of Agent under Section 12.1(c) hereof in the event of the gross negligence or willful misconduct of Agent as determined pursuant to a final non-appealable order of a court of competent jurisdiction;

            (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and Obligors and will rely significantly upon each Borrower's books and records, as well as on representations of each Borrower's personnel; and

            (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 11.4 hereof, and not to distribute or use any Report in any other manner.

      12.11 Collateral Matters.

            (a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances ("Special Agent Advances") which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof (provided that in no event shall Special Agent Advances for such purpose exceed Four Million Dollars ($4,000,000) in the aggregate outstanding at any time) or
(ii) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement consisting of costs, fees and expenses and payments to any Issuing Bank of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Agent shall notify each Lender and Borrower Agent in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to
Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent's demand, in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to Agent at the Prime Rate based rate of interest for Revolving Loans set forth in
Section 3.1 hereof.

            (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Loan Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 14.1 hereof, or (ii) constituting property being sold or disposed of if Borrower Agent certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which no Borrower


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or Obligor owned an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value of less than $250,000 in any once case or $1,000,000 in the aggregate, or (v) if approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders (and any Lender may require that the proceeds from any sale or other disposition of the Collateral to be so released be applied to the Obligations in a manner satisfactory to such Lender). Upon request by Agent at any time, Lenders will promptly confirm in writing Agent's authority to release particular types or items of Collateral pursuant to this Section.

            (c) Without any manner limiting Agent's authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent for itself and the benefit of the Lenders upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower in respect of) the Collateral retained by any Borrower.

            (d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or any Obligor, or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent herein or pursuant hereto or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion (subject to the terms of this Agreement), given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

            (e) Agent and Lenders agree that at least two (2) of the quarterly field examinations of Collateral and Borrowers' operations to be conducted in connection with this Agreement shall be conducted by Spain, Price, Reader & Thompson, or such other auditor mutually acceptable to Agent and Lenders.

      12.12 Agency for Perfection. Agent and each Lender hereby appoints each Lender as agent for the purpose of perfecting the security interests in and liens upon the Collateral of Agent for itself and the ratable benefit of Lenders in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such


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Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

      12.13 Failure to Respond Deemed Consent. In the event any Lender's consent is required pursuant to the provisions of this Agreement and such Lender does not respond to any written request delivered by Agent in accordance with the notice provisions contained in this Agreement for such consent within ten (10) days after such request is made to such Lender, such failure to respond shall be deemed a consent.

SECTION 13. JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS

      13.1 Independent Obligations; Subrogation. The Obligations of each Borrower hereunder are joint and several. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which such Borrower now has or hereafter acquires against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Agent or any Lender against any Borrower or any Collateral which Agent or any Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrowers until the Obligations are fully paid and finally discharged.

      13.2 Authority to Modify Obligations and Security. Each Borrower authorizes Agent and Lenders, without notice or demand and without affecting any Borrowers' liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (a) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrowers, including, without limitation, to increase or decrease the rate of interest thereon; (b) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrowers' Obligations; (c) apply any and all such Collateral and direct the order or manner of sale thereof as Agent and Lenders, in their sole discretion, may determine; (d) deal with the other Borrowers as Agent or any Lender may elect; (e) in Agent's and Lenders' sole discretion, settle, release on terms satisfactory to them, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrowers' Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (vi) apply any and all payments or recoveries from the other Borrowers as Agent or Lenders, in their sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (vii) apply any sums realized from Collateral furnished by the other Borrowers upon any of its indebtedness or obligations to


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Administrative Agent or Lenders as they in their sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

      13.3 Waiver of Defenses. Upon and during the continuance of Event of Default by any Borrower in respect of any Obligations, Agent and Lenders may, at their option and without notice to any Borrower, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Agent or any Lender to: (a) proceed against the other Borrowers or any other person whomsoever; (b) proceed against or exhaust any Collateral given to or held by Agent or any Lender in connection with the Obligations; (c) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (d) pursue any other remedy in Agent's or any Lender's power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrowers and whether the other Borrowers be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

      13.4 Exercise of Agent's and Lenders' Rights. Each Borrower hereby authorizes and empowers Agent and Lenders in their sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Agent or any Lender may have available to them against the other Borrowers.

      13.5 Additional Waivers. Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers or by reason of any act or omission of Agent or any Lender or others which directly or indirectly results in or aids the discharge or release of the other Borrowers or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrowers or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Agent or any Lender of, and no omission of Agent or any Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Agent or any Lender against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the Borrowers or give to the Borrowers any right of recourse against Agent or any Lender. Each Borrower specifically agrees that the failure of Agent or any Lender: (a) to perfect any lien on or security interest in any property heretofore or hereafter given any Borrower to secure payment of the Obligations, or to record or file any document relating thereto or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.


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      13.6  Additional Indebtedness. Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower's financial condition may deteriorate since the date hereof. Each Borrower waives the right, if any, to require Agent or any Lender to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrowers' character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrowers, on a continuing basis, financial and other information pertaining to such Borrower's business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Neither Agent nor any Lender need inquire into the powers of any Borrower or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any Obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All Obligations of each Borrower to Agent and Lenders heretofore, now or hereafter created shall be deemed to have been granted at each Borrower's special insistence and request and in consideration of and in reliance upon this Agreement.

      13.7 Notices, Demands, Etc. Except as expressly provided by this Agreement, neither Agent nor any Lender shall be under any obligation whatsoever to make or give to any Borrower, and each Borrower hereby waives diligence, all rights of setoff and counterclaim against Agent or any Lender, all demands, presentments, protests, notices of protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations.

      13.8 Subordination. Except as otherwise provided in this Section 13.8, any indebtedness for borrowed money of any Borrower now or hereafter owing to any other Borrower is hereby subordinated to the Obligations, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of Required Lenders, pay in whole or in part any of such indebtedness nor will any such Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder. At the request of Agent, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to Agent all or any part of such subordinated indebtedness and any amount so paid to Agent at its request shall be applied to payment of the Obligations. Each payment on the indebtedness of any Borrower to the other Borrowers received in violation of any of the provisions hereof shall be deemed to have been received by any other Borrower as trustee for Agent and Lenders and shall be paid over to Agent immediately on account of the Obligations, but without otherwise affecting in any manner any such Borrower's liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against the other Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of the other Borrowers to such Borrower, and Agent and Lenders shall be entitled to all of any such Borrower's rights thereunder. If for any reason any such Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, Agent, as such Borrower's attorney-in-fact, is hereby authorized to do so in Borrowers' name or, in Agent's discretion, to assign such


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claim to, and cause a proof of claim to be filed in the name of, Agent's nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Agent the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose any such Borrower hereby assigns to Agent, for itself and the ratable benefit of Lenders, all such Borrower's rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than any such Borrower's liability hereunder, Agent will pay the excess amount to the person entitled thereto.

      13.9 Revival. If any payments of money or transfers of property made to Agent or any Lender by any Borrower should for any reason subsequently be declared to be fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called "voidable transfers") under the Bankruptcy Code or any other federal or state law and Agent or any Lender is required to repay or restore any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys' fees) of Agent or any Lender related thereto, such Borrower's liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Agent or such Lender.

      13.10 Understanding of Waivers. Each Borrower warrants and agrees that the waivers set forth in this Section 13 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

SECTION 14. TERM OF AGREEMENT; MISCELLANEOUS

      14.1  Term.

            (a) Unless extended by Agent (with the consent of all Lenders) pursuant to a notice of renewal delivered by Agent to Borrowing Agent not less than 10 Business Days prior to each Anniversary Date, as applicable, this Agreement shall terminate on the initial Anniversary Date, or if extended pursuant to this Section, the applicable next succeeding Anniversary Date. Upon any such delivery of a notice of renewal from Agent to Borrower Agent, and unless terminated as herein provided, this Agreement shall continue until the Anniversary Date immediately succeeding the applicable Anniversary Date with respect to which such notice of renewal was delivered. Notwithstanding the foregoing, Agent may terminate this Agreement immediately upon the occurrence of an Event of Default; provided, however, that if the Event of Default is an event listed in Sections 10.1(k) or 10.1(l) hereof, this Agreement shall terminate in accordance with Section 10.2(b) hereof. Notwithstanding the foregoing, the Obligations shall mature and be immediately due and payable in the event the Senior Subordinated Notes shall mature on a date that is prior to the Anniversary Date. Borrowers may terminate this Agreement at any time upon sixty
(60) days prior written notice to Agent, provided that Borrowers pay to Agent, for the benefit of the Lenders, immediately on demand the early termination fee set forth in Section 3.3(b) hereof. Such termination fee shall not be due if Borrowers duly terminate this Agreement as of any Anniversary Date. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, Agent may


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withhold any balances in the Borrowers' loan account(s) (unless supplied with an indemnity satisfactory to Agent) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations, including an amount equal to one hundred five percent (105%) of the face amount of any outstanding Letter of Credit Accommodation having an expiry date on, or within thirty (30) days of the effective date of termination of this Agreement. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower Agent for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the bank account designated by Agent are received in such bank account later than 11:00 a.m. Los Angeles time.

            (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and the continuing security interest of Agent, for itself and the ratable benefit of Lenders, in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and none of Agent or any Lender shall be required to send such termination statements to any Borrower, or to file them with any filing office, unless and until this Agreement is terminated in accordance with its terms and all of the Obligations are paid and satisfied in full in immediately available funds.

      14.2  Interpretive Provisions.

            (a) All terms used herein which are defined in Division 1 or Division 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

            (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

            (c) All references to any party hereto pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

            (d) The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (e) The word "including" when used in this Agreement shall mean "including, without limitation".

            (f) All references to the term "good faith" used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers shall have the


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
burden of proving any lack of good faith on the part of Agent or any Lender alleged by Borrowers at any time.

            (g) All uses herein of the term "material" when applicable to any Borrower shall mean material as determined by Agent in its sole and commercially reasonable discretion.

            (h) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as reasonably determined by Agent.

            (i) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of any Borrower most recently received by Agent prior to the date hereof.

            (j) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

            (k) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

            (l) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

            (m) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

            (n) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and Lenders and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of their involvement in their preparation.

            (o) Unless expressly stated otherwise, all calculations called for hereunder shall be made without duplication of any item accounted for in the elements of such calculation.

      14.3 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by


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telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the addresses designated on the signature page hereto or to such other address as any party may designate by notice in accordance with this Section.

      14.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

      14.5 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. No Lender may assign its rights and obligations under this Agreement (or any part thereof) without the prior written consent of all Lenders and Agent, except as permitted under Section 14.6 hereof. Any purported assignment by a Lender without such prior express consent or compliance with Section 14.6 where applicable, shall be void. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Obligors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

      14.6  Assignments; Participations.

            (a) Each Lender may (i) assign all or a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Loan Commitment, the Loans owing to it and its rights and obligations as a Lender with respect to Letters of Credit Accommodations) and the other Financing Agreements; to its parent company and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company or to one or more Lenders or (ii) assign all, or if less than all a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such rights and obligations under this Agreement to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (A) the consent of Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (ii) above, (B) if such Eligible Transferee is not a bank, Agent shall receive a representation in writing by such Eligible Transferee that either (1) no part of its acquisition of its Loans is made out of assets of any employee benefit plan, or (2) after consultation, in good faith, with Borrowers and provision by Borrowers of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Loan Commitments and Loans does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (3) such assignment is an "insurance company general account," as such term is defined in the Department of Labor


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
Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) ("PTCE 95-60"), and, as of the date of the assignment, there is no "employee benefit plan" with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such "employee benefit plan" and all other "employee benefit plans" maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten percent (10%) of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee and (C) such transfer or assignment will not be effective until recorded by the Agent on the Register. As used in this Section, the term "employee benefit plan" shall have the meaning assigned to it in Title I of ERISA and shall also include a "plan" as defined in
Section 4975(e)(1) of the Code.

            (b) Agent shall maintain a register of the names and addresses of Lenders, their Loan Commitments and the principal amount of their Loans (the "Register"). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. Upon its receipt of each Assignment and Acceptance, Agent will give prompt notice thereof to Lenders and deliver to each of them a copy of the executed Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers, Obligors and any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

            (d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, Obligors or, if applicable, any of their respective Subsidiaries or the performance or observance by any Borrower or any Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this


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
Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning Borrowers, Obligors or their respective Subsidiaries in the possession of Agent or any Lender from time to time to assignees and Participants.

            (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Loan Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender's obligations under this Agreement (including, without limitation, its Loan Commitment hereunder) and the other Financing Agreements shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Obligors, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation, and (iv) if such Participant is not a bank, represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Borrower Agent and provision by Borrowers of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and
Section 4975 of the Code, or (C) such participation is an "insurance company general account", as such term is defined in the "PTCE 95-60", and, as of the date of the transfer there is no "employee benefit plan" with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such "employee benefit plan" and all other "employee benefit plans" maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten percent (10%) of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant.


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                  (f) Nothing in this Agreement shall prevent or prohibit any
Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

                  (g) Borrowers shall assist Agent or any Lender permitted to sell assignments or participations under this Section 14.6 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential assignees or Participants. Each Borrower shall certify the correctness, completeness and accuracy of all descriptions of such Borrower and its affairs provided, prepared or reviewed by such Borrower that are contained in any selling materials and all other information provided by it and included in such materials.

         14.7 Participant's Security Interests. If a Participant shall at any time participate with any Lender in the Loans and Letter of Credit Accommodations, each Borrower hereby grants to such Participant and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of such Borrower in the custody or possession of such Participant, including the right of setoff, to the extent of such Participant's participation in the Obligations, and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct Lender.

         14.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

         14.9 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

         14.10 Treatment Under Indenture. The Obligations shall constitute "Senior Indebtedness" and "Designated Senior Indebtedness" for purposes of the Indenture and Agent and the Lenders shall be entitled to all rights and benefits granted to holders thereof set forth in the Indenture.


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

         14.11 Tombstones. Each Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to Borrower Agent for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.


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                               TABLE OF CONTENTS

                                                                                                    PAGE
  SECTION 1.    DEFINITIONS ......................................................................     1
  SECTION 2.    CREDIT FACILITIES ................................................................    22
        2.1   Revolving Loans ....................................................................    22
        2.2   Term Loan ..........................................................................    23
        2.3   Real Estate Loans ..................................................................    23
        2.4   Letter of Credit Accommodations ....................................................    24
        2.5   Commitments ........................................................................    27
  SECTION 3.    INTEREST AND FEES ................................................................    28
        3.1   Interest ...........................................................................    28
        3.2   Changes in Laws and Increased Costs of Loans .......................................    31
        3.3   Fees ...............................................................................    32
  SECTION 4.    CONDITIONS PRECEDENT .............................................................    32
        4.1   Conditions Precedent to Initial Loans and Letter of Credit
              Accommodations .....................................................................    32
        4.2   Conditions Precedent to All Real Estate Loans ......................................    38
        4.3   Conditions Precedent to All Loans and Letter of Credit Accommodations ..............    38
        4.4   Conditions Subsequent to Loans and Letter of Credit Accommodations .................    39
  SECTION 5.    GRANT AND PERFECTION OF SECURITY INTEREST ........................................    40
        5.1   Grant of Security Interest .........................................................    40
        5.2   Perfection of Security Interests ...................................................    41
  SECTION 6.    COLLECTION AND ADMINISTRATION ....................................................    45
        6.1   Borrowers' Loan Accounts ...........................................................    45
        6.2   Statements .........................................................................    45
        6.3   Collection of Accounts .............................................................    45
        6.4   Payments ...........................................................................    46
        6.5   Taxes ..............................................................................    48
        6.6   Authorization to Make Loans ........................................................    50
        6.7   Use of Proceeds ....................................................................    50
        6.8   Pro Rata Treatment .................................................................    50
        6.9   Sharing of Payments, Etc ...........................................................    51
        6.10  Settlement Procedures ..............................................................    52


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                                   (continued)

                                                                                                        PAGE
        6.11  Appointment of Borrower Agent for Requesting Loans and Receipts of
              Loans and Statements ..................................................................    54
  SECTION 7.   COLLATERAL REPORTING AND COLLATERAL COVENANTS ........................................    54
        7.1   Collateral Reporting ..................................................................    54
        7.2   Accounts Covenants ....................................................................    55
        7.3   Inventory Covenants ...................................................................    56
        7.4   Equipment and Real Property Covenants .................................................    57
        7.5   Power of Attorney .....................................................................    58
        7.6   Right to Cure .........................................................................    59
        7.7   Access to Premises ....................................................................    59
  SECTION 8.    REPRESENTATIONS AND WARRANTIES ......................................................    59
        8.1   Corporate Existence; Power and Authority ..............................................    59
        8.2   Name; State of Organization; Chief Executive Office; Collateral Locations .............    60
        8.3   Financial Statements; No Material Adverse Effect ......................................    60
        8.4   Priority of Liens; Title to Properties ................................................    61
        8.5   Tax Returns ...........................................................................    61
        8.6   Litigation ............................................................................    61
        8.7   Compliance with Other Agreements and Applicable Laws ..................................    61
        8.8   Environmental Compliance ..............................................................    61
        8.9   Employee Benefits .....................................................................    62
        8.10  Intellectual Property .................................................................    63
        8.11  Corporate Structure; Subsidiaries; Affiliates; Capitalization; Solvency ...............    63
        8.12  Labor Disputes ........................................................................    64
        8.13  Restrictions on Subsidiaries ..........................................................    64
        8.14  Material Contracts, etc ...............................................................    64
        8.15  Payable Practices .....................................................................    65
        8.16  Genuineness of Accounts ...............................................................    65
        8.17  Owned Real Property ...................................................................    65
        8.18  Cash Transport Services ...............................................................    65
        8.19  Life Insurance Policies ...............................................................    65


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                                   (continued)

                                                                                                    PAGE

        8.20  Accuracy and Completeness of Information ..........................................    65
        8.21  Survival of Warranties; Cumulative ................................................    65
  SECTION 9.    AFFIRMATIVE AND NEGATIVE COVENANTS ..............................................    66
        9.1   Maintenance of Existence ..........................................................    66
        9.2   New Collateral Locations ..........................................................    66
        9.3   Compliance with Laws, Regulations, Etc ............................................    66
        9.4   Payment of Taxes and Claims .......................................................    68
        9.5   Insurance .........................................................................    68
        9.6   Financial Statements and Other Information ........................................    69
        9.7   Sale of Assets, Consolidation, Merger, Dissolution, Etc ...........................    71
        9.8   Encumbrances ......................................................................    73
        9.9   Indebtedness ......................................................................    74
        9.10  Loans, Investments, Etc ...........................................................    77
        9.11  Dividends and Redemptions .........................................................    79
        9.12  Transactions with Affiliates ......................................................    79
        9.13  Compliance with ERISA .............................................................    79
        9.14  Change in Business ................................................................    80
        9.15  Limitation of Restrictions Affecting Subsidiaries .................................    80
        9.16  Financial Covenants ...............................................................    80
        9.17  License Agreements ................................................................    83
        9.18  Life Insurance ....................................................................    84
        9.19  Software ..........................................................................    84
        9.20  Chief Restructuring Officer .......................................................    84
        9.21  Leasehold Deeds of Trust/Mortgages; Additional Collateral Access
              Agreements ........................................................................    84
        9.22  Costs and Expenses ................................................................    85
        9.23  Further Assurances ................................................................    86
  SECTION 10.   EVENTS OF DEFAULT AND REMEDIES ..................................................    86
        10.1  Events of Default .................................................................    86
        10.2  Remedies ..........................................................................    89


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

                                TABLE OF CONTENTS
                                   (continued)


                                                                                                     PAGE
  SECTION 11.   JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;
                GOVERNING LAW ....................................................................    92
        11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver ..............    92
        11.2  Waiver of Notices ..................................................................    93
        11.3  Amendments and Waivers .............................................................    94
        11.4  Confidentiality ....................................................................    95
        11.5  Waiver of Counterclaims ............................................................    96
        11.6  Indemnification ....................................................................    96
  SECTION 12.   THE AGENT ........................................................................    96
        12.1  Appointment; Powers and Immunities .................................................    96
        12.2  Reliance By Agent ..................................................................    97
        12.3  Events of Default ..................................................................    97
        12.4  The CIT Group/Business Credit, Inc. in its Individual Capacity .....................    98
        12.5  Indemnification ....................................................................    98
        12.6  Non-Reliance on Agent and Other Lenders ............................................    98
        12.7  Failure to Act .....................................................................    99
        12.8  Additional Loans ...................................................................    99
        12.9  Concerning the Collateral and the Related Financing Agreements .....................    99
        12.10 Field Audits; Examination Reports and other Information; Disclaimer by
              Lenders ............................................................................    99
        12.11 Collateral Matters .................................................................    100
        12.12 Agency for Perfection ..............................................................    101
        12.13 Failure to Respond Deemed Consent ..................................................    102
  SECTION 13.   JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS ..................................    102
        13.1  Independent Obligations; Subrogation ...............................................    102
        13.2  Authority to Modify Obligations and Security .......................................    102
        13.3  Waiver of Defenses .................................................................    103
        13.4  Exercise of Agent's and Lenders' Rights ............................................    103
        13.5  Additional Waivers .................................................................    103
        13.6  Additional Indebtedness ............................................................    104
        13.7  Notices, Demands, Etc ..............................................................    104


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                                   (continued)

                                                                                         PAGE
        13.8  Subordination ..........................................................    104
        13.9  Revival ................................................................    105
        13.10 Understanding of Waivers ...............................................    105
  SECTION 14.   TERM OF AGREEMENT; MISCELLANEOUS .....................................    105
        14.1  Term ...................................................................    105
        14.2  Interpretive Provisions ................................................    106
        14.3  Notices ................................................................    107
        14.4  Partial Invalidity .....................................................    108
        14.5  Successors .............................................................    108
        14.6  Assignments; Participations ............................................    108
        14.7  Participant's Security Interests .......................................    111
        14.8  Entire Agreement .......................................................    111
        14.9  Counterparts, Etc ......................................................    111
        14.10 Treatment Under Indenture ..............................................    111
        14.11 Tombstones .............................................................    112

                                    INDEX TO
                             EXHIBITS AND SCHEDULES

Exhibit A              Form of Assignment and Acceptance
Exhibit B              Form of Borrowing Base Certificate
Exhibit C              Form of Revolving Loan Promissory Note
Exhibit D              Form of Term Loan Promissory Note
Exhibit E              Form of Real Estate Loan Promissory Note
Exhibit F              Collateral Reporting Schedule
Exhibit G              Financial Compliance Cover Letter
Exhibit H              Form of Landlord's Consent and Estoppel
Exhibit I              Form of Leasehold Deed of Trust
Schedule 4.4(a)        Liens to be Released
Schedule 5.2(b)        Chattel Paper and Instruments
Schedule 5.2(d)        Deposit Accounts
Schedule 5.2(e)        Investment Property and Accounts
Schedule 5.2(f)        Letters of Credit, etc.
Schedule 5.2(g)        Commercial Tort Claims
Schedule 5.2(h)        Property in Possession of Third Parties
Schedule 6.3(b)        Merchant Payment Processors
Schedule 8.1           States in Which Qualified to do Business
Schedule 8.2(a)        Names and Certain Transactions of Borrowers
Schedule 8.2(b)        Organizational Information
Schedule 8.2(c)        Chief Executive Offices and Other Locations
Schedule 8.4           Liens
Schedule 8.6           Litigation
Schedule 8.7           Compliance with Agreements
Schedule 8.8           Environmental Disclosures
Schedule 8.10          Intellectual Property
Schedule 8.11          Corporate Structure
Schedule 8.14(a)       Material Contracts
Schedule 8.14(b)       Compliance with Leases
Schedule 8.16          Consignment Inventory and Accounts
Schedule 8.17          Owned Real Property

Schedule 8.18          Cash Transport Services
Schedule 9.9           Indebtedness
Schedule 9.10          Loans and Advances

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.

AGENT                                      BORROWERS

THE CIT GROUP/BUSINESS CREDIT, INC.,       M T S, INCORPORATED
a New York corporation                     a California corporation


By  /s/ Adrian Avalos                      By  /s/ Michael T. Solomon
    -------------------------------            ----------------------------
Name: Adrian Avalos                        Name:  Michael T. Solomon
Title: Vice President                      Title:  President


Address For Notices:                       Address For Notices:

300 South Grand Avenue, Third Floor        2500 Del Monte Street, Building C
Los Angeles, California 90071              West Sacramento, California 95691
Attn: Regional Credit Manager              Attn: James Bain
Telephone: (213) 613-2500                  Telephone: (916) 373-2945
Facsimile: (213) 613-2566                  Facsimile: (916) 373-3006


                                           THREE A'S HOLDINGS, L.L.C.,
                                           a Deleware limited liability company


                                           By:  /s/ Michael T. Solomon
                                                ---------------------------
                                           Name: Michael T. Solomon
                                           Title: Manager

                                           Address For Notices:

                                           885 Riverside Parkway
                                           West Sacramento, California 95605
                                           Ann:
                                           Telephone:
                                           Facsimile:

LENDERS

THE CIT GROUP/BUSINESS CREDIT, INC.,
a New York corporation


By: /s/ Adrian Avalos
    --------------------------------
Name: Adrian Avalos
Title: Vice President

Address For Notices:

300 South Grand Avenue, Third Floor
Los Angeles, California 90071
Attn: Regional Credit Manager
Telephone: (213) 613-2500
Facsimile: (213) 613-2566

Loan Commitment: $75,000,000


                                       2